SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant    ☒                 Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐ Preliminary proxy statement

☐ Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))

☒ Definitive proxy statement

☐ Definitive additional materials

☐ Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

ProAssurance Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

☒ No fee required

☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

The filing fee of $            was calculated on the basis of the information that follows:

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum Aggregate value of transaction:

5.	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PROASSURANCE CORPORATION

100 Brookwood Place

Birmingham, Alabama 35209

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

to be held May 24, 2022

To our Stockholders:

The Annual Meeting of Stockholders of ProAssurance Corporation (“ProAssurance”) will be held at 9:00 a.m., Central Daylight Time, on Tuesday, May 24, 2022, in the O’Neil Multimedia Room at the headquarters of ProAssurance, located at 100 Brookwood Place, Birmingham, Alabama 35209, for the following purposes:

(1)	To elect four (4) directors of ProAssurance as Class III directors to serve until the 2025 annual meeting, and until his or her successor is elected and qualified;

(2)	To ratify the appointment of Ernst & Young LLP as independent auditors;

(3)	An advisory vote to approve the compensation of our named executive officers disclosed in this proxy statement;

(4)	To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

The Board of Directors set March 28, 2022, as the record date for the annual meeting. You are entitled to notice of, and to vote at, the annual meeting only if you were a holder of record of shares of ProAssurance’s Common Stock at the close of business on the record date. The stock transfer books will not be closed.

We may adjourn the annual meeting without notice other than announcement at the meeting or adjournments thereof, and any business for which notice is hereby given may be transacted at any such adjournment.

We have provided details concerning those matters to come before the annual meeting in the accompanying proxy statement. Whether you plan to attend the annual meeting or not, please sign, date and return the enclosed proxy card in the envelope provided. Returning your proxy card does not deprive you of your right to attend the annual meeting and to vote your shares in person.

A copy of ProAssurance’s Annual Report to the Stockholders for the year ended December 31, 2021 accompanies our proxy materials and is also available in the “Investor Relations” section of our website at Investor.ProAssurance.com. We hope you will find it informative.

By order of the Board of Directors,

Jeffrey P. Lisenby

Secretary

April 8, 2022

PROASSURANCE CORPORATION

100 Brookwood Place

Birmingham, Alabama 35209

PROXY STATEMENT

Annual Meeting of Stockholders

to be held May 24, 2022

INTRODUCTION

We are furnishing this proxy statement and proxy card to the stockholders of ProAssurance Corporation, which we sometimes refer to as “ProAssurance” or the “Company,” on behalf of ProAssurance’s Board of Directors on or about April 8, 2022. Our Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting of ProAssurance’s Stockholders to be held at 9:00 a.m., Central Daylight Time, on Tuesday, May 24, 2022, in the O’Neil Multimedia Room of our headquarters located at 100 Brookwood Place, Birmingham, Alabama 35209, or at any adjournment or postponement thereof.

What is a proxy?

A proxy is a person or persons whom you designate to vote your stock. If you designate someone as your proxy in a written document, that document is called a proxy card.

Who pays for the proxy solicitation?

ProAssurance will pay the expenses of the preparation of proxy materials and the solicitation of proxies for the annual meeting. Certain of our directors, officers or employees may solicit your proxy and they will receive no additional compensation for such solicitation. We will reimburse brokers and other nominees for costs incurred by them in mailing proxy materials to beneficial owners in accordance with applicable rules.

What is the purpose of the annual meeting?

As outlined in the meeting notice, at the annual meeting the stockholders will be asked to elect four (4) members to the Board of Directors of ProAssurance as Class III directors, and to ratify the appointment of Ernst & Young LLP as independent auditors. Additionally, stockholders will be asked to cast an advisory vote on the approval of our executive compensation as disclosed in this proxy statement.

How does the Board of Directors recommend that I vote?

The Board of Directors recommends a vote FOR electing all nominees for director (Proposal 1); FOR ratifying the appointment of Ernst & Young LLP as our independent auditors (Proposal 2); and FOR the approval of the compensation of our named executive officers as disclosed in this proxy statement (Proposal 3).

What is the record date and what does it mean?

The Board of Directors set March 28, 2022, as the record date for the annual meeting. You are entitled to notice of, and to vote at, the annual meeting if you owned shares as of the close of business on our record date.

How many shares are entitled to vote at the annual meeting?

At the close of business on the record date, there were 63,185,046 issued shares of our common stock, par value $0.01 per share (“Common Stock”). Of that amount, we hold 9,053,229 shares as treasury shares that cannot be voted at the meeting. You are entitled to one vote in person or by proxy on all matters properly to come before the annual meeting for each share of our Common Stock that you owned on the record date.

What constitutes a quorum?

The presence, in person or by proxy, of the holders of one-third of the shares of Common Stock entitled to vote at the meeting will constitute a quorum to conduct business at the annual meeting. Proxies received but marked as abstentions and “broker non-votes” (which occur when proxies for shares held by brokers or nominees for beneficial owners are received but not voted on a matter) will be included in the calculation of the number of shares considered to be present at the meeting.

How do I vote?

If you are a record owner of our Common Stock you may vote your shares by attending the meeting and voting in person or you may appoint a proxy to vote your shares on matters properly presented at the annual meeting in any of three ways:

•	by signing and returning the enclosed proxy card in the enclosed envelope; or

•	by using the internet in accordance with instructions on the enclosed proxy card; or

•	by using a touchtone telephone and following the instructions on the enclosed proxy card.

If you properly cast your vote, and your vote is not subsequently revoked, your vote will be voted in accordance with your instructions. Stockholders appointing proxies via the internet and by telephone should understand that there may be costs associated with proxy appointments in such manners, such as usage charges from internet access providers and telephone companies, which must be borne by the stockholder.

How do I vote if my shares are in “street name”?

If you hold shares in “street name” (that is, through a bank, broker, or other nominee), your shares must be voted in accordance with instructions provided by the nominee. If your shares are held in the name of a nominee and you would like to attend the annual meeting and vote in person, you may contact the person in whose name your shares are registered and obtain a proxy from that person and bring it to the annual meeting.

How do I know if I hold my shares in “street name”?

If your shares are held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of those shares, and your shares are considered held in “street name.” However, if your shares are registered directly in your name with Computershare, our transfer agent, you are considered the record owner of those shares.

How do I appoint my proxy on the internet?

You can appoint your proxy at www.proxyvote.com, regardless of how you hold your shares. You will need to have the Control Number from your proxy notice or proxy card available.

Will my proxy appointment on the internet be secure and accurate?

The internet and telephone procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. We have been advised that the internet and telephone procedures that have been made available to you are consistent with the requirements of applicable law.

What is the deadline for submitting my proxy?

Proxy appointments must be received by 11:59 p.m., Central Daylight Time, on May 23, 2022. You will still have the right to vote in person at the meeting even if you submit your proxy via the internet or by telephone.

Can I revoke my proxy?

Yes. You may revoke your proxy prior to the annual meeting by either (i) submitting to ProAssurance a properly executed proxy bearing a later date, (ii) by providing different telephone or internet instructions at a later date, or (iii) by giving written notice of revocation to the Secretary of ProAssurance. You may also revoke your proxy by voting your shares at the annual meeting. The mailing address of ProAssurance is P.O. Box 590009, Birmingham, Alabama 35259-0009, and the street address is 100 Brookwood Place, Birmingham, Alabama 35209.

Are the materials for the annual meeting available on the internet?

Yes. The materials for ProAssurance’s 2022 Annual Meeting of Stockholders (the 2021 Annual Report to the Stockholders, which includes our Annual Report on Form 10-K for the year ended December 31, 2021, proxy statement and proxy card) are available on the internet at www.proxyvote.com. Our proxy statement and proxy card for the annual meeting and our 2021 Annual Report also will be available through the “Investor Relations” section of our website at http://investor.ProAssurance.com/docs until at least May 24, 2023. Our Annual Report to the Stockholders and Annual Report on Form 10-K, and other materials on our website are not proxy soliciting materials.

How do I receive a printed copy of the materials for the annual meeting?

You may obtain a printed copy of this proxy statement, our 2021 Annual Report to the Stockholders and 2021 Annual Report on Form 10-K (including the financial statements and financial statement schedules but without exhibits) without charge by contacting Jason Gingerich, VP of Investor Relations, at our address shown above, by telephone at (205) 877-4400 or (800) 282-6242, or by e-mail at Investor@ProAssurance.com. Copies of exhibits to the Annual Report on Form 10-K will be provided upon specific request subject to a charge to cover the cost of producing the copies. You may also request a copy through www.proxyvote.com using your Control Number.

How can I get information or documents regarding corporate governance at ProAssurance?

Our Board of Directors has adopted charters for our Audit Committee, Compensation Committee, and Nominating/Corporate Governance Committee, as well as Corporate Governance Principles and our Code of Ethics and Conduct. All of these documents and policies are available in the Corporate Governance section of our website, http://investor.ProAssurance.com/govdocs.

We recognize the growing emphasis being placed on disclosure regarding Environmental Social and Governance issues. In addition to our robust disclosure of governance-related charters, our Code of Ethics & Conduct, and our Corporate Governance Principles, our Environmental Social and Governance disclosures are available in the Corporate Responsibility section of our website, https://investor.proassurance.com/corporate-responsibility. In that section we provide disclosures regarding our positions on Conflict Metals and Human Rights, our Health and Safety Policy, our Environmental Commitment, our commitment to being an Employer of Choice, and a report on the diversity of our workforce and our Board of Directors.

Printed copies of our committee charters, Corporate Governance Principles, Code of Ethics and Conduct, and our Environmental and Social disclosures may be obtained by contacting Jason Gingerich, VP of Investor Relations, ProAssurance Corporation, either by mail at P.O. Box 590009, Birmingham, Alabama 35259-0009, by telephone at (205) 877-4400 or (800) 282-6242 or by e-mail at Investor@ProAssurance.com.

SOLICITATION BY BOARD OF DIRECTORS

Our Board of Directors is soliciting your proxy to vote at the 2022 annual meeting. In addition to the solicitation of proxies by mail and the internet, solicitation may be made by certain of our directors, officers or employees telephonically, electronically or by other means of communication. We have not retained a proxy solicitor to assist in the solicitation of proxies, but if we decide to do so we will pay for the fees and other expenses of the solicitor.

PROPOSAL 1 — ELECTION OF DIRECTORS

The term for our Class III directors will expire at the 2022 annual meeting. The Board of Directors has nominated Kedrick D. Adkins Jr., Bruce D. Angiolillo, Maye Head Frei, and Scott C. Syphax for election to the Board of Directors at the 2022 annual meeting as Class III directors, to serve until the annual meeting in 2025.

Kedrick D. Adkins Jr., C.P.A. (Age 69) was elected to the Board of Directors in May 2018. Mr. Adkins served as the Chief Financial Officer for the Mayo Clinic from 2014 through his retirement at the end of 2017. He also served as the President of Integrated Services of Trinity Health Care from 2007 to 2014. Prior to his service at Trinity Health Care, Mr. Adkins had a 30-year tenure at Accenture, a global management consulting firm. Mr. Adkins holds a B.S. in Industrial and Operations Engineering and an M.B.A. in Finance and Accounting from the University of Michigan. In addition, Mr. Adkins is a certified public accountant. In the past five years, Mr. Adkins has served on the Advisory Board of Welsh, Carson, Anderson & Stowe, an investment firm specializing in healthcare and technology, and the board of directors for Christus Health, the University of Michigan Hospital System, and Medical Memory, a medical technology startup.

Bruce D. Angiolillo, J.D. (Age 69) has served as a director of ProAssurance since May 2016. He is a retired partner of Simpson Thacher & Bartlett LLP, New York, New York. Mr. Angiolillo joined Simpson Thacher in 1980 and developed a practice in the areas of securities and other complex commercial litigation from which he retired on December 31, 2014. Following his retirement from Simpson Thacher, Mr. Angiolillo was employed from January 1, 2015 until June 30, 2015, as general counsel for TK Holdings, Inc., which is a subsidiary of Takata Corporation, a global automotive parts manufacturer and supplier based in Auburn Hills, Michigan.

Maye Head Frei (Age 51) was first elected to the Board of Directors in 2019. Until its sale in December 2021, Ms. Frei served as the Chairman of Ram Tool Construction Supply Company based in Birmingham, Alabama, where she served in various roles since 1997. Ms. Frei holds a B.A. in History from Yale University, and she completed post-graduate studies at the Sorbonne in Paris, France. She serves on the Board of Trustees for the Birmingham Museum of Art and the Board of Trustees for the Highlands School in Birmingham. In addition, she serves on the boards of the Hugh Kaul Foundation and the Alabama Trails Foundation.

Scott C. Syphax (Age 58) was elected to the Board of Directors in May 2021 and previously served as a member of NORCAL’s board, Chair of the Transactions Committee, and as a member of the Executive and Investment Committees. Mr. Syphax holds a Bachelor of Science degree from California State University, Sacramento. Mr. Syphax previously served as the Chairman and CEO of The Nehemiah Companies, a Sacramento-based social enterprise and real estate development firm where he managed the Nehemiah Community Reinvestment Fund, which facilitated development in underserved communities across the United States and provided down payment assistance funding for families seeking to acquire homes. He is the President and Chief Executive Officer of Syphax Strategic Solutions, a Sacramento-based management consulting company focusing on the healthcare, real estate, and financial services industries. Mr. Syphax also serves as Chairman of the Nehemiah Community Foundation, sponsor of the Nehemiah Emerging Leaders Program which Mr. Syphax founded in 2009, and as a Director for the respective Boards of the Federal Home Loan Bank of San Francisco and the Sacramento Regional Community Foundation.

The persons named in our Board’s proxy card have advised us that, unless a contrary direction is indicated on your proxy card, they intend to vote the shares appointing them as proxies in favor of the named nominees. If the nominees should be unable to serve, and the Board of Directors knows of no reason to anticipate that this will occur, the persons named in the proxy card will vote for such other person or persons as may be recommended by our Nominating/Corporate Governance Committee and designated by the Board of Directors, or the Board of Directors may decide not to elect an additional person as a director. The persons named in the proxy card will have no authority to vote for the election of any person other than the nominees or their substitutes in the election of directors.

All of the nominees have been approved, recommended and nominated for election to the Board of Directors by our Nominating/Corporate Governance Committee and by our Board of Directors in accordance with our Corporate Governance Principles. In addition, all nominees have tendered their irrevocable conditional resignations in accordance with our By-Laws and Corporate Governance Principles, as further discussed below.

Our By-Laws require majority voting for the election of directors in uncontested elections (elections where the number of nominees is not greater than the number of directors to be elected). Directors in uncontested elections must receive a greater number of votes “for” their election than votes “withheld” from such election. Our By-Laws provide that directors in contested elections are elected under a plurality vote standard in which nominees receiving the most votes are elected, regardless of how many shares are voted against the nominee. A contested election is one in which there are more nominees than directors to be elected. The election of directors pursuant to this Proposal 1 is an uncontested election.

With respect to the election of directors, you may vote for all of the nominees or withhold authority to vote for any or all of the nominees. The New York Stock Exchange (“NYSE”) prohibits brokers from voting uninstructed shares in a proposal relating to, among other corporate governance items, the election of directors. As a result, if you hold your shares in “street name” with your broker and you do not specifically instruct your broker how to vote on the election of the directors, your broker will not vote for you on Proposal 1 (Election of Directors) or Proposal 3 (Advisory Vote on Executive Compensation). The vote required for Proposal 1 (election of directors) is a majority of the votes present in person or by proxy at the meeting and entitled to vote on the proposal, with “majority” meaning that the number of shares voted “for” a director’s election exceeds the number of shares voted “against” such director’s election. The vote required for Proposal 3 (Advisory Vote on Executive Compensation) is a majority of the votes present in person or by proxy at the meeting and entitled to vote on the proposal, with “majority” meaning that the number of shares voted “for” approval of the proposed executive compensation exceeds the number of shares voted “against” such executive compensation. Abstentions and broker non-votes will have no effect on the outcome of the voting on these proposals. If you fail to provide your specific voting instructions, your broker may only vote your shares on the ratification of the appointment of the Corporation’s independent registered public accounting firm.

Under the laws of Delaware, ProAssurance’s state of incorporation, if an incumbent director is not elected, that director continues to serve as a “holdover director” until the director’s successor is duly elected and qualified, even if there are more votes “withheld” than cast “for” the director. As a result, the Board of Directors has adopted a policy that requires each nominee for election as a director to tender, as a condition to the Board of Directors’ nomination of that director, a written irrevocable resignation as a director to be effective after the annual meeting at which such person is nominated for election to the Board of Directors if the following conditions are satisfied: (1) such person is nominated as a director in an uncontested election; (2) such person receives a greater number of “withheld” votes from his or her election than votes “for” such election; and (3) such resignation is accepted by the Board of Directors. If any nominee in an uncontested election does not receive the required vote for election, the Board of Directors will decide whether to accept or reject the resignation previously tendered by such nominee. The Board of Directors may consider all factors it deems relevant in deciding whether to reject a tendered resignation, including, but not limited to, the following: (i) any stated reasons why stockholders withheld votes from such nominee, (ii) any alternatives for curing the underlying cause of the withheld votes, (iii) if the nominee is a current director, the director’s tenure, (iv) the nominee’s qualifications, (v) the nominee’s past and expected future contributions to ProAssurance, and (vi) the overall composition of the Board of Directors, including whether accepting the resignation would cause ProAssurance to fail to meet any applicable SEC or NYSE requirements. The Board of Directors is required to act on the resignation within ten days following certification of the stockholder vote indicating that such person received a greater number of “withheld” votes in the uncontested election. A director who is elected in an uncontested election but who received a greater number of “withheld” votes will serve as a director until the Board accepts such director’s resignation.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE NOMINEES NOMINATED FOR ELECTION AS DIRECTORS BY THE BOARD OF DIRECTORS.

Board of Directors

Our Certificate of Incorporation provides that our Board of Directors is comprised of at least three and not more than twenty-four directors, as determined by the Board of Directors. The Certificate of Incorporation requires that our directors be divided into three classes as nearly equal as possible and that the directors serve staggered terms of three years. The remaining directors may fill any vacancies on the Board of Directors resulting from the death, resignation or removal of a director or from any increase in the number of directors. A director elected by the directors to fill a vacancy on the Board of Directors holds office until the next election of the class of directors for which such director has been chosen. The Board of Directors is currently comprised of twelve directors.

The Board of Directors has nominated Kedrick D. Adkins Jr., Bruce D. Angiolillo, Maye Head Frei, and Scott C. Syphax for election to the Board of Directors at the 2022 annual meeting as Class III directors as set forth above under the caption “Proposal 1 — Election of Directors.” Information regarding the nominees is set forth above and information regarding the directors continuing in office is set forth below, all of which was confirmed by them for inclusion in this proxy statement. Information regarding stock ownership by the nominees and continuing directors is set forth in the table under the caption “Beneficial Ownership of Our Common Stock” included elsewhere in this proxy statement.

Class I Directors Continuing in Office — Term Expiring in 2023

Samuel A. Di Piazza, Jr., C.P.A. (Age 71) has served as a director of ProAssurance since January 2014. Mr. Di Piazza is a member of the Board of Trustees of Mayo Clinic and served as its Chairman from February 2014 to February 2021. Mr. Di Piazza served as Vice Chairman of the Institutional Clients Group of Citibank from 2011 until his retirement from Citibank in February 2014. Prior to his service with Citibank, Mr. Di Piazza was a partner with PricewaterhouseCoopers LLP (and its predecessor, Coopers & Lybrand) for thirty years. Mr. Di Piazza currently serves as a director for AT&T Inc. (NYSE:T) (and for DIRECTV prior to its merger with AT&T), Jones Lang Lasalle, Inc. (NYSE:JLL); Regions Financial Corporation (NYSE:RF); and formerly served as a director of Apollo Education Group, Inc. (NASDAQ:APOL).

Fabiola Cobarrubias, M.D. (Age 55) was elected to the Board of Directors in May 2021 and previously served as Vice Chair of NORCAL’s Board, Chair of the Governance Committee, and a member of the Audit and Investment Committees. Dr. Cobarrubias also served on the Board of Preferred Physicians Medical RRG, a NORCAL affiliate that provides specialty medical professional liability insurance for Anesthesia. Dr. Cobarrubias holds an M.B.A. from Haas School of Business at the University of California, Berkeley, an M.D. from the University of California, San Francisco, and a Bachelor of Science degree from Brown University. Dr. Cobarrubias has served as a hospitalist at the California Pacific Medical Center for over 25 years, where she held the position of Medical Director – Hospitals Service from 2004 to 2011. She is also a founder, CEO, and current board Member of Pacific Inpatient Medical Group, where she is responsible for high-level management and administration of all aspects of the physician-owned hospitalist medical group consisting of more than 75 physicians across five different acute care hospitals throughout the San Francisco Bay Area.

Edward L. Rand, Jr. (Age 55) is the President and Chief Executive Officer of ProAssurance Corporation and was first elected to the Board of Directors in 2019. He formerly served as Chief Operating Officer, Chief Financial Officer, Executive Vice President, and Senior Vice President of Finance since joining ProAssurance in November of 2004. Prior to joining ProAssurance, Mr. Rand was Chief Accounting Officer and Head of Corporate Finance for PartnerRe Ltd. from 2000 to 2004. He also served as the Chief Financial Officer of Atlantic American Corporation from 1996 to 2000 and Controller of United Capitol Insurance Company from 1992 to 1996. Prior to that time, Mr. Rand was employed by Coopers & Lybrand (now PriceWaterhouseCoopers) for four years. Mr. Rand is a graduate of Davidson College, where he received a B.A. in Economics.

Katisha T. Vance, M.D. (Age 47) has served as a director of ProAssurance since May 2017. Dr. Vance is a board-certified oncologist / hematologist practicing at Birmingham Hematology and Oncology (d/b/a Alabama Oncology) in Birmingham, Alabama. She has previously served as the President of the Jefferson County Medical Society. Dr. Vance received her M.D. degree from the University of Alabama School of Medicine in Birmingham, Alabama, trained in internal medicine at Baptist Health System in Birmingham, Alabama, and completed a fellowship in medical oncology and hematology at the University of Alabama at Birmingham.

Class II Directors Continuing in Office — Term Expiring in 2024

M. James Gorrie (Age 60) has served as a director of ProAssurance since May 2012. Mr. Gorrie is the President and Chief Executive Officer of Brasfield & Gorrie, Inc. in Birmingham, Alabama, a construction firm with recent annual revenues in excess of $2 billion. He holds a B.S. in Building Science from Auburn University and serves as a Director of First Commercial Bank (a division of Synovus Bank (NYSE: SNV), one of the largest community banks in the Southeast) and was a director of Energen Corporation (NYSE: EGN) prior to its acquisition by Diamondback Energy in 2018.

Ziad R. Haydar, M.D. (Age 61) has served as a director of ProAssurance since May 2015 and is an independent healthcare consultant. Dr. Haydar has been Chief Medical Officer of Alpine Physician Partners since November of 2020. He was Senior Vice President and Chief Clinical Officer of Ascension Health in St. Louis, Missouri from July 2015 until June 2019, and prior to that was Chief Medical Officer since 2012. Ascension Health is the largest not-for-profit and largest Catholic health system in the United States. Dr. Haydar began his tenure at Ascension Health in 2010 as its Vice President Clinical Excellence and Physician Integration until he was promoted to Vice President and Chief Medical Officer in 2011, and he served in that position until his appointment to Senior Vice President and Chief Clinical Officer in July 2015. Prior to 2010, Dr. Haydar was an executive with Baylor Health Care System in Dallas, Texas. Dr. Haydar received his M.D. degree from American University in Beirut, trained in Family Medicine at the Medical University of South Carolina, and completed a fellowship in Geriatrics and Gerontology at Johns Hopkins University School of Medicine.

Frank A. Spinosa, D.P.M. (Age 68) has served as a director of ProAssurance since May 2012. Dr. Spinosa is a board-certified podiatrist affiliated with First Nations Community Healthsource clinic in Albuquerque, New Mexico. He has served as a member of the Board of Directors of the New Mexico Podiatric Medical Association. He has served as a president of both the New York State Podiatric Medical Association and the American Podiatric Medical Association. He has taught as an Associate Professor of Radiology at the New York College of Podiatric Medicine and is a Faculty Fellow in podiatric medicine at the Royal College of Physicians and Surgeons, Glasgow. He is board-certified by the National Association of Corporate Directors.

Thomas A. S. Wilson, Jr., M.D. (Age 61) has served as a director of ProAssurance since May 2012. Dr. Wilson is a recently retired board-certified neurosurgeon, having practiced with Neurosurgical Associates, P.C., in Birmingham, Alabama for more than 20 years. He holds a B.S. in natural science and mathematics from Washington & Lee University and an M.D. from Vanderbilt University. He completed an internship in general surgery and a residency in neurosurgery at Bowman Gray School of Medicine, Wake Forest University. The Board of Directors first elected Dr. Wilson to the position of Lead Director in May 2018.

Independent Directors

As required by the New York Stock Exchange Corporate Governance Listing Standards (“NYSE Rules”), a majority of the directors on our Board of Directors are required to be “independent” directors. Our Board of Directors has determined that the following directors are “independent” directors:

Kedrick D. Adkins Jr., C.P.A.	Ziad R. Haydar, M.D.
Bruce D. Angiolillo, J.D.	Frank A. Spinosa, D.P.M.
Fabiola Cobarrubias, M.D.	Scott C. Syphax
Samuel A. Di Piazza, Jr., C.P.A.	Katisha T. Vance, M.D.
Maye Head Frei	Thomas A. S. Wilson, Jr., M.D.
M. James Gorrie

Our Board evaluates the independence of our directors by reviewing each related party relationship or transaction involving a director or nominee for a director using a subjective and principles-based approach. To find that a director or nominee is independent, the Board must affirmatively determine that he or she has no material relationship with the Company that will preclude his or her independence after using a three step approach that: (1) identifies all relationships and transactions between the director or nominee and the Company; (2) analyzes those relationships under certain criteria, including the NYSE Rules, the recommendations for corporate governance (“Governance Guidelines”) published by Institutional Shareholder Services (“ISS”) and Glass Lewis & Co., LLC, and specific committee independence requirements under Internal Revenue Code Section 162(m) and SEC Rule 16b-3; and (3) analyzes any remaining relationship to determine whether such relationship precludes a finding of independence in the Board’s business judgment. The Board considered the following relationships in its evaluation of the independence of our non-management directors.

The NYSE Rules provide that a director cannot be independent if he or she is a current employee, or a member of his or her immediate family is a current executive officer of another company that has made payments to, or received payments from, ProAssurance during the past three (3) years in an amount that exceeds the greater of $1 million or two percent (2%) of the other company’s consolidated gross revenues during each fiscal year ended in such period.

Four of our directors have purchased medical professional liability insurance from the Company either directly or indirectly through their respective practice entities during the last three years (Drs. Spinosa, Vance, Wilson, and Cobarrubias). Dr. Spinosa purchased individual policies of medical professional liability insurance from an insurance subsidiary of ProAssurance during the last three years as follows: 2019/20 — $2,042; 2020/21 — None; and 2021/22 — $2,431. Dr. Vance purchased personal medical professional liability insurance from an insurance subsidiary of ProAssurance in each of the last three years as follows: 2019 — $8,318; 2020 — $9,352; and 2021 — $9,407. Dr. Vance is also a partner of Alabama Oncology, which is insured by one of ProAssurance’s insurance subsidiaries for the following amounts: $260,761 in 2019-2020; $322,108 in 2020-2021; and $333,374 in 2021-2022. Dr. Wilson, who retired from active medical practice in July 2019, purchased individual policies of medical professional liability insurance from an insurance subsidiary of ProAssurance as follows: 2018-2019 — $33,350. Dr. Wilson was also an executive officer of Neurosurgical Associates, P.C. until his retirement, which is insured by one of ProAssurance’s insurance subsidiaries premium for approximately $125,762 in 2018-19. Dr. Cobarrubias purchased personal medical professional liability insurance from an insurance subsidiary of ProAssurance in 2021 in the amount of $537. Additionally, Dr. Cobarrubias is the Chief Executive Officer of Patient Inpatient Medical Group, which purchased medical professional liability insurance from an insurance subsidiary of ProAssurance for the following amounts: 2019-2020 — $166,093; 2020-2021 — $166,660; and 2021-2022 — $182,579. All insurance policies were obtained in the ordinary course of business at rates that are consistent with our filed rates and customary underwriting practices. The premiums paid with respect to the individual physicians or the practice entities do not exceed the applicable $1,000,000 standard of materiality set forth in the NYSE Rules and Governance Guidelines.

Our Board has consistently found that it is customary and appropriate for our physician directors to obtain their professional liability insurance from our insurance subsidiaries, and that the purchase of insurance from our subsidiaries will not impair the independence of a director so long as the premiums paid are less than the $1,000,000 limitation in the NYSE Rules. In addition, the Board determined that the purchase of insurance did not create any material interest in the transaction such that it would have an effect on the independence of a director. For this reason, the Board also determined that the purchase of insurance should not be considered a “material relationship” based on our understanding of the Governance Guidelines since it does not influence these directors’ objectivity in a manner that would impair their ability to satisfy fiduciary standards.

Mr. Gorrie is the Chief Executive Officer of Brasfield & Gorrie, L.L.C. (“B&G”). B&G is a 60% member of Hangar 24, LLC, which has leased a hangar from the Birmingham Airport Authority to house the aircraft of its members. ProAssurance is a 20% member of Hangar 24, LLC and an unrelated third party is a 20% member. ProAssurance reimburses Hangar 24, LLC directly for fuel used by its aircraft and for its percentage share of the rental payments on the lease of the hangar. In 2019, ProAssurance paid Hangar 24, LLC $125,887 for fuel reimbursement and rent, $123,061.47 for fuel reimbursement and rent in 2020, and $97,915 for fuel reimbursement and rent in 2021. The Board of Directors determined that this relationship did not preclude Mr. Gorrie’s independence because the amounts paid for rent and fuel reimbursement do not exceed the greater of $1,000,000 or 2% of the recipient’s gross revenues and do not meet the materiality threshold for “material transactions” under the Governance Guidelines.

Dr. Haydar was the Chief Clinical Officer of Ascension Health Care (“AH”), a subsidiary of Ascension Health Alliance d/b/a Ascension (“Ascension”) until June 30, 2019. Ascension is the parent organization for a health system comprised of over 100 non-profit hospitals and other health care providers (the “System”) and is the sole member of AH. Effective January 1, 2011, ProAssurance entered into a Program Agreement with AH (the “Program”) pursuant to which a branded joint insurance program was created to insure the professional liability of certain physicians and healthcare providers affiliated with the System. The Program, marketed under the name “Certitude®,” is administered and underwritten by ProAssurance’s insurance subsidiaries. Policies issued under the Program are reinsured by Ascension Health Insurance, Ltd. (“AHIL”). The Board of Directors determined that this relationship did not preclude Dr. Haydar’s independence because the amounts paid for did not exceed the greater of $1,000,000 or 2% of the recipient’s gross revenues and did not meet the materiality threshold for “material transactions” under the Governance Guidelines. Specifically, 2% of the consolidated revenues of Ascension substantially exceeds each of (A) the sum of the payments made to ProAssurance by Ascension related entities and (B) the sum of the payments made by ProAssurance to Ascension related entities. Additionally, Dr. Haydar has not been the Chief Clinical Officer at Ascension since 2019.

The Board of Directors determined that the purchase of medical professional liability insurance by our directors and their relatives did not impair the independence of Drs. Spinosa, Vance, Wilson, and Cobarrubias; the relationship between ProAssurance and B&G did not impair the independence of Mr. Gorrie; and the relationship between ProAssurance and Ascension did not impair the independence of Dr. Haydar.

Relationships Considered for Independence of Committee Members.

The Board of Directors evaluated the independence of the members on both the Audit Committee and Compensation Committee. Mr. Adkins, Mr. Angiolillo, Mr. Di Piazza, and Dr. Cobarrubias serve on the Audit Committee. Mr. Adkins’ and Mr. Di Piazza’s only relationship with the Company is their service on the Board and the Audit Committee. Mr. Angiolillo’s only relationship with the Company is his service on the Board, the Audit Committee, and the Compensation Committee. In reviewing Dr. Cobarrubias’ qualifications to serve on the Audit Committee, the Board evaluated the above-described relationship as required by the NYSE and SEC Rules. The Board determined that the existence of this relationship did not preclude Dr. Cobarrubias from service on the Audit Committee under the NYSE and SEC requirements for audit committee members. As a result, the Board determined that each of these directors was permitted to serve on the Audit Committee under the requirements of the SEC and NYSE rules, as well as under the Governance Guidelines.

Mr. Angiolillo, Ms. Frei, Dr. Haydar, and Mr. Syphax serve on the Compensation Committee. Mr. Angiolillo’s only relationship with the Company is his service on the Board and a member of the Compensation Committee and Audit Committee. Additionally, Ms. Frei’s and Mr. Syphax’s only relationship with the Company is their service on the Board and as members of the Compensation Committee. In reviewing Dr. Haydar’s qualifications to serve on the Compensation Committee, the Board evaluated the above-described relationships as required by the NYSE Rules mandated by SEC Rule 10C-1. The Board determined that the existence of these relationships did not affect the ability of Dr. Haydar to satisfy his objectivity in the boardroom or ability to satisfy his fiduciary duty to the Company’s stockholders under the NYSE Rules, as well as under the Governance Guidelines. As a result, the Board determined that Mr. Angiolillo, Dr. Haydar, Mr. Syphax, and Ms. Frei were eligible to serve on the Compensation Committee under the requirements of the SEC rules.

Qualification of Directors

The Nominating/Corporate Governance Committee and Board of Directors are responsible for determining the appropriate composition of our Board and for the selection of individual candidates. Our Corporate Governance Principles do not establish any specific minimum qualifications or skills that an individual candidate must possess. Rather, the Corporate Governance Principles direct our Nominating/Corporate Governance Committee to take into account all factors it considers appropriate, including a candidate’s reputation for ethical business dealings, knowledge, skill, experience, expertise and the extent to which the candidate would fill a present need and diversity the viewpoints, background, experience, and other demographics of the Board.

We have recruited directors whom we believe bring to our Board of Directors a diverse set of qualifications related to our business and the products and services we offer. More specifically:

•

Our primary product has historically been professional liability insurance for healthcare providers. We believe that it is important to have on our Board healthcare professionals who are, or have been, consumers of our insurance products and who understand the business and professional needs of our customers.

•	We believe that it is important to have on our Board persons with business experience, including experience in the governance of publicly traded companies.

•

We believe that it is important that our Board reflect the core values that guide us in fulfilling our mission, We Exist to Protect Others, informed by our Guiding Principle of “Treated Fairly®.” Those values are integrity, leadership, relationships, and enthusiasm.

The following discussion addresses the experience, qualifications, attributes and skills that have led us to conclude that our director nominees and our current directors should serve on our Board.

Healthcare Providers/Healthcare Experience:    Presently, five physicians are independent directors on our Board: Fabiola Cobarrubias, M.D., Ziad Haydar, M.D., Frank Spinosa, D.P.M., Katisha T. Vance, M.D., and Thomas Wilson, Jr., M.D. Dr. Cobarrubias serves as a hospitalist for California Pacific Medical Center and is the Chief Executive Officer of Pacific Inpatient Medical Group. Dr. Haydar served as the Chief Clinical Officer of Ascension Health until June 2019 and is currently the Chief Medical Officer of Alpine Physician Partners. Dr. Spinosa is currently a board-certified podiatrist affiliated with First Nations Community Healthsource clinic in Albuquerque, New Mexico. Dr. Spinosa served as a Board member of New Mexico Podiatric Medical Association and formerly served as a board member and is a past president of the American Podiatric Medical Association. Dr. Spinosa is also a past President of the New York State Podiatric Medical Association, and taught at the New York College of Podiatric Medicine along with serving as a Faculty Fellow in podiatric medicine at the Royal College of Physicians and Surgeons, Glasgow. Dr. Vance is a board-certified oncologist and hematologist practicing at Birmingham Hematology and Oncology (d/b/a Alabama Oncology) in Birmingham, Alabama. She has served as the President of the Jefferson County Medical Society. Dr. Wilson was a board-certified neurosurgeon and practiced for over 20 years prior to his retirement in 2019 and has authored numerous publications and presentations.

The independent physician-directors reflect our commitment to local market presence and to our physician heritage.

In addition to our physician directors, W. Stancil Starnes, who presently serves as our Executive Chairman and previously served as Chief Executive Officer from 2007 until 2019, represented practicing physicians and healthcare entities in the defense of medical malpractice claims for over 25 years. Mr. Starnes brings to the Board a deep understanding of the legal and professional issues involved in resolving claims and how best to deliver the claims defense that is the key component of our insurance products.

Samuel A. Di Piazza, Jr., C.P.A., has served on the Board of Trustees of Mayo Clinic since 2010 and was its Chairman from February 2014 to February 2021. Mayo Clinic is a nonprofit worldwide leader in medical care, research and education. The Board of Trustees is the governing body of Mayo Clinic and has overall responsibility for the charitable, clinical practice, scientific and educational mission and purposes of Mayo Clinic.

Kedrick D. Adkins Jr., C.P.A., served as the Chief Financial Officer of the Mayo Clinic from 2014 to 2017, and currently serves on the boards of two hospital systems, an investment firm specializing in healthcare technology, and a medical technology startup. He also served as the President of Integrated Services at Trinity Health Corporation for seven years. Mr. Adkins brings to the Board of Directors a wealth of knowledge related to the financial side of medicine and medical technology.

Business and Leadership Experience:    Mr. Starnes is a trustee of the University of Alabama System and is Chairman of the Board of Ascension, the largest nonprofit health system in the Country. He was formerly a director of Infinity Property and Casualty Corporation (NASDAQ: IPCC), a public insurance holding company and served on the audit, compensation and executive committees. He is also a former director of National Commerce Corporation, where he served as the Chairman of the both the risk committee and the nomination and corporate governance committee; and was a member of the Compensation Committee. His service on both boards of these now-acquired companies and past service as CEO of ProAssurance demonstrate his expertise in a wide range of corporate activities.

Mr. Rand served as Chief Financial Officer of ProAssurance from 2004 to 2018, and President and Chief Operating Officer from 2018 until his appointment as Chief Executive Officer in July 2019. He was elected to the Board after his appointment as President. Mr. Rand also brings his considerable financial and business knowledge to the Board of Directors.

Mr. Adkins, in addition to serving in executive and financial roles in the healthcare community, had a 30-year tenure at Accenture, a global management consulting and professional services firm. He brings his knowledge and expertise to the financial and investment aspects of ProAssurance.

Mr. Gorrie also brings valuable business perspective to the Board of Directors. Mr. Gorrie is the President and Chief Executive Officer of Brasfield & Gorrie, a construction firm with recent annual revenues in excess of $2 billion.

Ms. Frei brings to the Board of Directors a wealth of business knowledge that benefits ProAssurance. Until its sale in December 2021, Ms. Frei served as the Chairman of Ram Tool & Supply Company, a multi-state construction supply distributor.

Mr. Di Piazza served in numerous leadership positions during his career with PricewaterhouseCoopers, LLP including serving as the firm’s Global Chief Executive Officer and a member of its Global Leadership Team, serving as Chairman and Senior Partner at PricewaterhouseCoopers, and serving as the leader of local offices in Chicago, New York City and Birmingham. Following his tenure at PricewaterhouseCoopers, Mr. Di Piazza served as a leader of the Citi International Client Group at Citigroup, where he was Vice Chairman at the time of his retirement in February 2014. The Citi International Client Group provides corporate, institutional, public sector and high net worth international clients with a full range of wholesale banking products and services.

Mr. Syphax currently serves as the President of Syphax Strategies Solutions, a management consulting company focusing on healthcare, real estate, and financial services industries. Prior to that, he served as the Chairman and Chief Executive Officer of The Nehemiah Companies, a real estate development firm. Moreover, Mr. Syphax serves as a Director of the Federal Home Loan Bank of San Francisco.

Diversity and Board Refreshment:    Our Board of Directors is committed to diversity on the Board and within the Company. We believe our directors provide diversity in business experience, geographic representation, age, race, and gender. As vacancies arise on our Board, we consider diversity as a factor in the selection of new director nominees. The composition of our Board demonstrates our commitment to diversity, as three of our eleven independent directors are women, three are African-American, one is Latina, and one is Lebanese born. Further, we are mindful of the need for periodic refreshment of the Board to assure the proper balance between the beneficial knowledge and specific business insights of tenured directors and the new ideas and fresh skills of new nominees. None of our eleven independent directors has served on our Board more than ten years.

Independent Board Members
Tenure	Gender	Race/Ethnicity	Age
10	Male	White	67
10	Male	White	60
10	Male	White	59
8	Male	White	71
7	Male	White	59
6	Male	White	69
5	Female	African American	47
4	Male	African American	69
3	Female	White	51
1	Male	African American	58
1	Female	Latina	55

Median Tenure = 6 years
Gender Ratio = 8 Male, 3 Female
Racial Diversity = 7 White, 3 African American, 1 Latina
Average Age = 60.5 / Median Age = 59

Additional Qualifications:    In selecting individual candidates, ProAssurance also has considered other relevant experience including:

Public Company Experience: Apart from ProAssurance and its predecessor companies, Messrs. Starnes, Di Piazza, Gorrie, and Adkins have all served, or currently serve, as members of the Board of Directors of one or more publicly traded companies, and each has gained valuable experience through leadership of, and service on, various standing committees of each Board on which they have served.

Practice of Law: A background in law is of significant value in understanding the legal issues impacting ProAssurance as a publicly traded company and as a holding company for regulated insurance companies. Mr. Starnes and Mr. Angiolillo had experience in the private practice of law prior to entering their business careers. Mr. Starnes served as senior and managing partner of the law firm of Starnes & Atchison LLP in Birmingham, Alabama, where he was extensively involved with ProAssurance and its predecessors in the defense of medical liability claims for over 25 years. Mr. Angiolillo was a partner at Simpson, Thacher & Bartlett LLP in New York for approximately 30 years until his retirement in 2014, where his practice involved securities and other complex commercial litigation.

Qualification to Serve on the Audit Committee: Members of the audit committee of a publicly traded company are required to be independent and to possess specific financial qualifications. SEC and NYSE rules require that members of an audit committee be “financially literate,” and that one member be an “audit committee financial expert.” In selecting directors, we consider the candidate’s ability to serve on the Audit Committee. All members of our Audit Committee have been found to be independent by our Board of Directors under the NYSE Rules and SEC requirements. Mr. Adkins, Mr. Angiolillo, Mr. Di Piazza, and Dr. Cobarrubias meet the financial literacy requirements because of their training, employment, and general financial expertise. Mr. Di Piazza has been designated as our audit committee financial expert based upon his expertise and his experience in accounting and experience from his leadership positions at PricewaterhouseCoopers LLP. In addition to his positions at PricewaterhouseCoopers, Mr. Di Piazza has served as a trustee of the London-based International Financial Reporting Standards Foundation and a trustee of the US-based Financial Accountancy Foundation.

Board Leadership

Our Board of Directors has appointed Mr. Starnes to serve as our Executive Chairman of the Board. During his tenure as CEO of ProAssurance. Mr. Starnes also served as Chairman of the Board, which facilitated his ability to establish priorities for our Board and management in achieving strategic and operational goals and objectives.

Our Corporate Governance Principles require our non-management directors to hold executive sessions at which neither management nor the Chief Executive Officer is present. The Corporate Governance Principles further provide that the executive sessions of non-management directors are to be held on a regularly scheduled basis, not less frequently than two times each year, and that at least one of the executive sessions will be attended by independent directors only. In December 2011, we formally established the position of lead director to preside at each executive session. At the annual meeting in May 2018, the independent directors selected Dr. Wilson as the independent director to preside at the executive sessions. During 2021, our independent directors held an executive session after each quarterly Board meeting.

Risk Oversight

As an insurance holding company, we conduct our business principally through insurance subsidiaries that are subject to insurance laws and regulations in their respective domiciliary states and in the states in which they do business. State insurance regulatory regimes protect policyholders by vesting in the insurance regulator administrative and supervisory authority to address risks relating to the solvency of insurers and their ability to pay claims as well as to the marketing of insurance products and rates charged for such products. The insurance regulations identify key business risks associated with the insurance business and provide guidance as to the management of these risks. In addition, many states have adopted new laws recommended by the NAIC that require the assessment and reporting of risks associated with current and future business plans for insurers and their holding companies.

We have taken steps to catalogue and identify these and additional risks for purposes of enterprise risk management (ERM). Our Chief Executive Officer is responsible for risk oversight at the enterprise level.

Our risk management framework that recognizes the risks inherent in our operating segments as well as the risks associated with the operations of our holding company. The risk management process is managed by corporate executives in each line of business who are responsible for our key risk areas, including adequacy of loss reserves; defense of claims and the litigation process; the quality of investments supporting our reserves and capital; compliance with regulatory and financial reporting requirements; concentration in our insurance lines of business; and information privacy and data security. Our Chief Executive Officer and members of executive management are responsible for identifying material risks associated with these and other risk areas and for establishing and monitoring risk management solutions that address levels of risk appetite and risk tolerance that are recommended by management and reviewed by the Board. Our internal audit department is responsible for reviewing and testing these risk management solutions. All employees are required to undergo training on data security, fraud prevention, and/or privacy-related risks and procedures on a yearly basis.

The Board of Directors is responsible for ensuring that our ERM process is in place and functioning, and the Audit Committee has the primary oversight responsibility for risks relating to financial reporting and compliance.

Environment and Social Responsibility

ProAssurance’s mission states that “We Exist to Protect Others.” We strive to accomplish that mission by adhering to a set of core values, unbending Integrity, Leadership that works, superior Relationships and infectious Enthusiasm. As we apply these values to achieve our mission in business, we also apply them to our stewardship of the greater society and the environment. We are committed to policies and practices that demonstrate our concern for the impact our operations will have today and into the future on society and the environment. We are attentive to the environmental and societal effects of the materials we use in our daily operations, the systems we use to efficiently serve our customers, and our facilities management. Our Board engages in active oversight of such effects and impacts and has implemented, and continues to implement, policies and procedures to address the societal and environmental effects of our operations and business activities.

As of December 31, 2021, the majority of our team members continue to work remotely as a result of the ongoing Covid-19 pandemic. When we return to the office in 2022, the majority of our workforce will return in a hybrid work model which will allow for a combination of in-office and remote work schedules, affording team members significantly more flexibility in balancing their work/life needs.

For more information regarding our corporate social responsibility activities, including our focus on diversity, equity, and inclusion, human rights, and health and safety, please go to the Corporate Responsibility section of our website, https://investor.proassurance.com/corporate-responsibility/default.aspx.

Meetings and Committees of the Board of Directors

Our Board of Directors held four meetings during 2021. Our By-Laws establish four standing committees of the Board of Directors: the Nominating/Corporate Governance Committee; the Compensation Committee; the Audit Committee; and the Executive Committee, each of which is described below. Each of our incumbent directors attended at least 75% of the meetings of the Board of Directors and at least 75% of all of the meetings of the committees of the board on which he or she served during 2021 (in each case, which were held during the period for which he or she was a director).

Neither our Board of Directors nor our Nominating/Corporate Governance Committee has implemented a formal policy regarding director attendance at annual meetings of our stockholders. However, our Board of Directors typically holds its annual meeting directly following the annual stockholders’ meeting, and it is customary for our directors to attend the annual stockholders’ meeting. Nine of the eleven then-incumbent directors attended the annual meeting of our stockholders held on May 25, 2021, by teleconference.

Nominating/Corporate Governance Committee

Our Nominating/Corporate Governance Committee currently consists of four independent directors, and operates pursuant to a written charter, which is available in the Corporate Governance section of our website, http://investor.ProAssurance.com/govdocs. The primary purposes of the Nominating/Corporate Governance Committee are to:

•

identify individuals qualified to become directors and recommend to the Board of Directors for its consideration the candidates for all directorships to be filled by the Board of Directors or to be elected by the stockholders;

•	advise the Board of Directors with respect to the board composition, procedures and committees;

•	develop and recommend to the Board of Directors a set of corporate governance principles applicable to ProAssurance;

•	oversee the evaluation of the Board of Directors and the evaluation of ProAssurance’s management;

•	oversee ProAssurance’s efforts to address environmental, social, and governance issues of importance to stakeholders and the business of the Company; and

•	otherwise take a leadership role in shaping the corporate governance of ProAssurance.

In addition, the Nominating/Corporate Governance Committee is responsible for reviewing related party transactions in accordance with our Procedures for Evaluation of Reportable Related Party Transactions described under the caption “Transactions with Related Persons” on page 51 in this proxy statement.

The Nominating/Corporate Governance Committee is empowered to engage a third party search firm to assist in identifying and evaluating director candidates. The committee did not hire any search firm during 2021, and, therefore, paid no fees to any such company.

Under our Corporate Governance Principles, the Nominating/Corporate Governance Committee will consider a nominee proposed by a stockholder for a vacancy on our board when such nomination has been submitted in accordance with the provisions contained in our By-Laws, which are described under the caption “Proposals of Stockholders” in this proxy statement. A vacancy does not exist where:

•	the Board of Directors desires to re-nominate an incumbent director for an additional term and the director consents to stand for re-election and to serve on our Board of Directors if elected; or

•

the Nominating/Corporate Governance Committee has recommended to our Board of Directors a candidate to fill a vacancy and, prior to the receipt of a properly submitted stockholder nomination, such nominee has agreed to stand for election and serve on our Board if elected.

Our Board of Directors may elect not to fill a vacancy arising on the Board. The Board of Directors may elect not to recommend a director candidate nominated by a stockholder even if such director candidate is the only candidate submitted to the Nominating/Corporate Governance Committee to fill a vacancy.

The Nominating/Corporate Governance Committee is responsible for determining the appropriate composition of our Board and for the selection of individual candidates consistent with such determination. Our Corporate Governance Principles do not establish any specific requirements of minimum qualifications or skills that an individual candidate must possess other than the maximum age requirements described in the Corporate Governance Principles. Rather, the Corporate Governance Principles direct our Nominating/Corporate Governance Committee to take into account all factors it considers appropriate, including a candidate’s reputation for ethical business dealings, knowledge, skill, experience, expertise and the extent to which the candidate would fill a present need and diversify the viewpoints, background, experience, and other demographics of the Board.

Subject to the qualifications described above, our Nominating/Corporate Governance Committee will consider a director candidate nominated by a stockholder to fill a vacancy in the same manner as candidates brought before the Nominating/Corporate Governance Committee from other sources. Generally, the Nominating/Corporate Governance Committee initially evaluates a prospective nominee on the basis of his or her résumé and other background information that has been made available to the Nominating/Corporate Governance Committee. A member of the Nominating/Corporate Governance Committee will contact for further review those candidates who the committee believes are qualified, who may fulfill a specific board need and who the committee believes would otherwise best make a contribution to the Board. If, after further discussions with the candidate and other further review and consideration as necessary, the Nominating/Corporate Governance Committee believes that it has identified a qualified candidate, it will make a recommendation to the Board.

The charter of the Nominating/Corporate Governance Committee provides for at least three members, each of whom must be an independent director. The current members of our Nominating/Corporate Governance Committee are Katisha T. Vance, M.D. (Chair), M. James Gorrie, Frank A. Spinosa, D.P.M., and Thomas A. S. Wilson, Jr., M.D. Our Board of Directors has found that each member of our Nominating/Corporate Governance Committee is “independent” within the meaning of the NYSE Rules.

During 2021, our Nominating/Corporate Governance Committee met four times.

Compensation Committee

Our Compensation Committee currently consists of four independent directors and operates pursuant to a written charter, which is available in the Corporate Governance section of our website, http://investor.ProAssurance.com/govdocs. The primary purposes of the Compensation Committee are to:

•

represent and assist the Board of Directors in discharging its oversight responsibility relating to human capital management, with particular emphasis on efforts related to diversity, equity, and inclusion as well as compensation matters, including determining the compensation arrangements for the Chief Executive Officer and reporting its determination to the Board of Directors for ratification by a majority of independent directors; and

•

review and discuss with management the disclosure under the caption “Compensation Discussion and Analysis” and prepare the report of the Compensation Committee with respect to such disclosure, each of which is to be included in our annual proxy statement.

The Compensation Discussion and Analysis and the Report of the Compensation Committee begin on page 24 of this proxy statement.

The charter of the Compensation Committee charges the committee with the responsibility to determine and approve, subject to ratification by a majority of independent directors, the Chief Executive Officer’s compensation level based on the committee’s evaluation of the Chief Executive Officer’s performance in light of the relevant corporate goals and objectives as approved by the committee. The charter also charges the Compensation Committee with the responsibility to review the competitiveness of the executive compensation programs of ProAssurance; approve change of control agreements or severance plans for executive officers of ProAssurance; administer the policy for the recoupment of unearned incentive compensation based on financial statements required to be restated; and make recommendations for director compensation to our Board of Directors. The charter further provides that the Compensation Committee has the exclusive authority to retain outside compensation consultants and advisors as it deems appropriate to fulfill its responsibilities in accordance with the NYSE Rules and SEC Rule 10C-1. In selecting a compensation consultant, the Compensation Committee must consider the six independence factors set forth by the NYSE, as further discussed in “Executive Compensation — Compensation Discussion and Analysis” beginning on page 24 of this proxy statement.

Under current practice, the Compensation Committee retains an outside consultant from time to time to gather data from peer companies and uses that data as a point of reference when reviewing ProAssurance’s compensation practices. The Compensation Committee, with the assistance of ProAssurance’s management and the independent consultant, identifies the peer companies to be used in the compensation analysis. The peer companies historically have been publicly held property and casualty specialty insurance organizations that are comparable to ProAssurance in total assets, market capitalization, revenues and operating margin.

After reviewing peer companies’ data, the compensation consultant provides a report to the committee that describes market practices with regard to executive compensation and identifies any gaps between the market and ProAssurance’s executive compensation practices. In addition, from time to time the Compensation Committee retains a compensation consultant to provide a review and analysis of particular aspects of ProAssurance’s compensation program, and the committee in making its recommendations also considers reports of these studies. The Compensation Committee customarily makes its compensation recommendations to our Board of Directors at its regularly scheduled meeting in the first quarter of each year.

ProAssurance’s senior management makes no recommendations with respect to compensation of the Chief Executive Officer. The Compensation Committee is exclusively responsible for making compensation recommendations for adoption by the Board of Directors as to changes in base salary for the Chief Executive Officer and the number and type of long-term incentive compensation awards to be granted to the Chief Executive Officer. The Compensation Committee also approves the annual incentive award guidelines for non-equity incentive compensation to be paid to the Chief Executive Officer. The committee’s charter requires that all decisions of the Compensation Committee with respect to the Chief Executive Officer’s compensation are subject to ratification by a majority of the independent directors.

In accordance with its charter, the Compensation Committee makes recommendations as to compensation of our directors. It has been the practice of the Compensation Committee to engage a compensation consultant to perform a review of the compensation of our Board of Directors bi-annually and to compare with peer companies the compensation of directors for their service on the Board of Directors and for their service on the various committees. The Compensation Committee considers the consultant’s report in making recommendations to the Board of Directors for changes in director compensation.

The Compensation Committee also administers equity and non-equity incentive plans with respect to awards granted under these plans, which plans currently include the 2014 Annual Incentive Compensation Plan and the 2014 Equity Incentive Plan.

During 2021, our Compensation Committee met five times. The charter of the Compensation Committee provides for at least three members, each of whom must be (1) an independent director within the meaning of NYSE Rules, including, but not limited to the independence factors mandated by SEC Rule 10C-1(b), (2) a “non-employee director” within the meaning of SEC Rule 16b-3, and (3) an “outside director” within the meaning of the regulations under Section 162(m) of the Internal Revenue Code. The current members of the Compensation Committee are Bruce D. Angiolillo (Chairman), Maye Head Frei, Ziad R. Haydar, M.D., and Scott C. Syphax. Our Board of Directors has determined that each member of the Compensation Committee is “independent” and meets the requirements of the Compensation Committee charter. No member of the Compensation Committee has any interlocking relationships required to be disclosed under federal securities laws.

This year’s report of the Compensation Committee is on page 36 of this proxy statement.

Audit Committee

Our Audit Committee currently consists of four independent directors, and operates pursuant to a written charter that is available in the Corporate Governance section of our website, http://investor.ProAssurance.com/govdocs. The primary purposes of our Audit Committee are to represent and assist the Board of Directors in discharging its oversight responsibility relating to:

•	the accounting, reporting and financial practices of ProAssurance and its subsidiaries, including the integrity of our financial statements;

•	the surveillance of our administration and financial controls and compliance with legal and regulatory requirements;

•	the outside auditor’s qualifications and independence;

•	ProAssurance’s policies on risk assessment and risk management with respect to financial reporting issues; and

•	the performance of our internal auditors.

The Audit Committee also prepares the Report of the Audit Committee, which begins on page 21 of this proxy statement as required by the SEC rules.

Our Audit Committee is responsible for carrying out all of the duties and responsibilities required for audit committees under the Exchange Act and the NYSE Rules. A description of the specific duties and responsibilities of our Audit Committee can be found in its charter. Our Audit Committee and Board of Directors have established a procedure which establishes a confidential means for communications of complaints or concerns with respect to accounting, internal controls and auditing matters to be submitted to the committee, which is described under the caption titled “Other Matters — Policies on Reporting of Concerns Regarding Accounting and Other Matters and Communicating with Directors” in this proxy statement.

The charter of the Audit Committee provides for at least three members, each of whom must be an independent director. The current members of the Audit Committee are Samuel A. Di Piazza, Jr., C.P.A. (Chairman), Kedrick D. Adkins Jr., C.P.A., Bruce D. Angiolillo, and Fabiola Cobarrubias, M.D. Our Nominating/Corporate Governance Committee and our Board of Directors have determined that each member of the Audit Committee is “independent” within the meaning of the rules of both the SEC and NYSE; that each member of the Audit Committee is financially literate as such qualification is defined under the rules of the NYSE; and that Mr. Di Piazza is an “audit committee financial expert” within the meaning of the rules of the SEC. Mr. Angiolillo and Dr. Cobarrubias do not presently serve on the audit committee of another company. Mr. Adkins is currently on the audit committee of Bright Health Group, Inc. Mr. Di Piazza is currently on the audit committees of AT&T, Inc. and Regions Financial Corporation.

During 2021, the Audit Committee met eight times.

Executive Committee

Our Executive Committee has the authority during intervals between the meetings of the Board of Directors to exercise all powers and authority of the Board of Directors in the management of our business and affairs, except that the Executive Committee may not:

•

alter or repeal any resolution adopted by the Board of Directors that by its terms is not subject to amendment or repeal by the Executive Committee or any resolution relating to the establishment or membership of the Executive Committee;

•	act with respect to matters required to be passed upon by the full Board of Directors, the independent directors, or by a committee comprised of independent directors; or

•	act on any matter that has been delegated to the Audit Committee, the Nominating/Corporate Governance Committee or the Compensation Committee in their respective charters.

Our By-Laws provide that the Executive Committee has at least three members, including the Chairman of the Board. The members of the Executive Committee are W. Stancil Starnes (Chairman), Edward L. Rand, Jr., and Thomas A. S. Wilson, Jr., M.D. The Executive Committee did not meet in 2021.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has appointed Ernst & Young LLP as our auditors for the current fiscal year ending December 31, 2022. Although ratification of the stockholders is not required for appointment of independent auditors under Delaware law or our By-Laws, the Board of Directors believes it is appropriate to seek stockholder ratification of the appointment of Ernst & Young LLP as independent auditor.

Ernst & Young LLP served as the independent auditor of ProAssurance for the year ended December 31, 2021. In connection with the current appointment of the independent auditor, the Audit Committee reviewed with representatives of Ernst & Young LLP the most recent report of the PCAOB on the overall quality of the firm’s audit work.

Representatives of Ernst & Young LLP will be present at the 2022 annual meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Fees for 2021 and 2020

The table below sets fort the aggregate fees incurred by ProAssurance for audit, audit-related, tax and other services provided by Ernst & Young LLP to ProAssurance during each of the last two years.

	2021	2020
Audit fees*	$4,291,728	$3,685,475
Audit-related fees	39,569	9,150
Tax fees	346,845	434,045
All other fees	—	—

Total	$4,678,142	$4,128,670

*

The increased audit fees in 2021 compared to 2020 were due primarily to additional audit services associated with the NORCAL acquisition and subsequent integration. The 2020 audit fees include $291,000 paid to Ernst & Young LLP in 2021 in connection with the 2020 audit.

All fees paid to Ernst & Young LLP for 2021 that required the pre-approval of the Audit Committee were approved in accordance with our pre-approval policies and procedures described below.

Pre-Approval Policies and Procedures

The Audit Committee is responsible for the appointment, compensation and oversight of the work of the independent auditor. As part of this responsibility, the audit committee is required to pre-approve the audit and non-audit services performed by the independent auditor in order to assure that they do not impair the auditor’s independence. The SEC has issued rules specifying the types of services that an independent auditor may not provide to its audit client and governing the audit committee’s administration of the engagement of the independent auditor. Our Audit Committee has adopted an Audit and Non-audit Service Pre-approval Policy, which sets forth the procedures and the conditions pursuant to which services proposed to be performed by our independent auditor may be pre-approved.

For pre-approval of non-audit services, our Audit Committee will consider whether services are consistent with the SEC’s rules on auditor independence. Our Audit Committee will also consider whether the independent auditor is able to provide effective and efficient service, for reasons such as its familiarity with our business, people, culture, accounting systems, risk profile and other factors, and whether the services will enhance our ability to manage or control risk or improve audit quality. Our Audit Committee is also mindful of the relationship between fees for audit and non-audit services in deciding whether to pre-approve any such services. All such factors will be considered as a whole, and no one factor is necessarily determinative.

Our Audit Committee determines from time to time the eligible services that may be provided to ProAssurance by our independent auditors in accordance with the requirements and guidance of the SEC and the NYSE, or other exchanges or market systems on which our stock is traded. The Audit Committee also determines whether such services fit in the categories of Audit Services, Audit-related Services, Tax Services and other Permitted Non-audit Services as described below and as the description of such services may be modified under subsequent guidance and interpretation of the regulatory and self-regulatory organizations applicable to ProAssurance, including without limitation, the SEC and the NYSE. The independent auditor may not provide any non-audit services that are prohibited under the provisions of Section 10A of the Exchange Act and the rules and regulations promulgated thereunder.

Audit Services. Audit services in the annual audit engagement include the annual financial statement audit (including required quarterly reviews), subsidiary audits, equity investment audits and other procedures required to be performed by the independent auditor in order for the independent auditor to form an opinion on our consolidated financial statements. These other procedures include information systems and procedural reviews and testing performed in order to understand and place reliance on the systems of internal control and consultations relating to the annual audit or quarterly review and an actuarial analysis of the estimate for losses in our financial statements. Audit services also include the engagement for the independent auditor’s report on the effectiveness of internal controls for financial reporting. In addition to the audit services included in the annual audit engagement, the Audit Committee may approve other audit services. Other audit services are those services that only the independent auditor can reasonably provide and include statutory audits or financial audits for our subsidiaries or affiliates, services associated with inclusion of acquired companies in our financial statements, and services associated with SEC registration statements, periodic reports and other documents we file with the SEC or other documents issued in connection with a securities offering.

Audit-related Services. Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of our financial statements or that are traditionally performed by the independent auditor. Because our Audit Committee believes that the provision of audit-related services does not impair the independence of the auditor and is consistent with SEC rules on auditor independence, the Audit Committee may grant pre-approval to audit-related services. Audit-related services include, among others: due diligence services pertaining to potential business acquisitions/dispositions; accounting consultations relating to accounting, financial reporting or disclosure matters not classified as “audit services;” assistance with understanding and implementing new accounting and financial reporting guidance from rule-making authorities; financial audits of employee benefit plans; agreed upon or expanded audit procedures related to accounting and/or billing records required to respond or comply with financial, accounting or regulatory reporting matters; and assistance with internal control reporting requirements.

Tax Services. Our Audit Committee believes that the independent auditor can provide tax services to ProAssurance such as tax compliance, tax planning and tax advice without impairing the auditor’s independence, and the SEC has stated that the independent auditor may provide such services. Hence, our Audit Committee believes it may grant pre-approval to those tax services that:

•	the Audit Committee believes would not impair the independence of the auditor; and

•	are consistent with SEC rules on auditor independence.

The Audit Committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the sole business purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations. The Audit Committee will consult with the Chief Financial Officer or outside counsel to determine that tax planning and reporting advice is consistent with this policy.

Other Non-audit Services. Our Audit Committee believes, based on the SEC’s rules prohibiting the independent auditor from providing specific non-audit services, that certain types of non-audit services are permitted. Accordingly, the Audit Committee believes it may grant pre-approval for those permissible non-audit services that it believes are routine and recurring services, would not impair the independence of the auditor, and are consistent with the SEC’s rules on auditor independence. Our Audit Committee may not pre-approve any of the SEC’s prohibited non-audit services.

Annual Audit Engagement. Our Audit Committee appoints the independent auditor of ProAssurance and pre-approves the services to be provided in connection with the preparation or issuance of the annual audit report or related work. The annual audit services are set forth in an engagement letter prepared by the independent auditor which is submitted to the Audit Committee for approval. The engagement letter provides that the independent auditor reports directly to the Audit Committee. Any audit services within the scope of the engagement letter are deemed to have been pre-approved by our Audit Committee.

Pre-approval of Other Audit and Non-audit Services. Other audit services, audit-related services, tax services, and other non-audit services may be pre-approved by our Audit Committee in accordance with the following procedure either on a specific case-by-case basis as services are needed or on a pre-approval basis for services that are expected to be needed. Our Audit Committee may delegate to one or more designated members of the Audit Committee, who are independent directors of the Board of Directors, the authority to grant pre-approval of these services to be performed by the independent auditors. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Our management may submit requests for pre-approval of eligible services by the independent auditor from time to time to our Audit Committee or to the member or members of the committee to whom pre-approval authority has been delegated. The request for approval must be sufficiently detailed as to the particular services to be provided so that the Audit Committee knows precisely what services it is being asked to pre-approve and so that it can make a well-reasoned assessment of the impact of the service on the auditor’s independence. Budgeted amounts or fee levels for services to be provided by the independent auditor must be submitted with the request for pre-approval. Requests for pre-approval of services by the independent auditor must include a joint statement of the independent auditor and our Chief Financial Officer as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence.

Our Audit Committee will be informed not less frequently than quarterly of the services rendered by the independent auditor. Our Chief Financial Officer is responsible for tracking all independent auditors’ fees against the budget for such services and report at least quarterly to the Audit Committee.

The Audit Committee Charter designates our internal auditor to monitor the performance of all services provided by ProAssurance’s independent auditor and to determine whether such services are in compliance with policy. Our internal auditor reports to the Audit Committee on a periodic basis on the results of its monitoring. Both our internal auditor and management will immediately report to the Chairman of the Audit Committee any breach of this policy that comes to the attention of the internal auditor or any member of management. The Audit Committee will also review our internal auditor’s annual internal audit plan to determine that the plan provides for monitoring of the independent auditor’s services.

Vote Required

The ratification of Ernst & Young LLP as ProAssurance’s independent auditor for 2022 will require the affirmative vote of a majority of the shares voting on the matter at the 2022 annual meeting. If you vote your shares without instructions to your proxy on this proposal, your shares will be voted FOR the ratification of the appointment of Ernst & Young LLP. In the event that the appointment of Ernst & Young LLP as independent auditor for 2022 is not approved by the affirmative vote of a majority of the shares voting on the matter, the Board of Directors will request that the Audit Committee reconsider its appointment of independent auditors for the year ending December 31, 2022.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITOR OF PROASSURANCE FOR 2022.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is currently comprised of four independent directors and operates pursuant to a written charter. The charter is available in the Corporate Governance section of our website at http://investor.ProAssurance.com/govdocs. During 2021, the Audit Committee met eight times. In conjunction with some of these meetings, the Audit Committee met in executive sessions and met in separate sessions with our independent auditor, our internal auditors, our Chief Executive Officer and Chief Financial Officer.

Our management is responsible for the preparation, presentation and integrity of ProAssurance’s financial statements, accounting and financial reporting principles and the establishment and effectiveness of internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditor is responsible for performing an independent audit of ProAssurance’s financial statements in accordance with generally accepted auditing standards and expressing an opinion as to their conformity with generally accepted accounting principles. The independent auditor is also required to review the adequacy and effectiveness of ProAssurance’s internal controls on financial reporting. The Audit Committee is directly responsible in its capacity as a committee of the Board for the appointment, compensation and oversight of the work of the independent auditor. The independent auditor reports directly to the Audit Committee.

In performing its oversight role, the Audit Committee has considered and discussed the audited financial statements with management and with Ernst & Young LLP, our independent auditor. The Audit Committee also has discussed with the independent auditor the matters required to be discussed by auditing standards and guidelines established by the SEC and the Public Company Accounting Oversight Board (United States) (the “PCAOB”). The independent auditor has communicated to the Audit Committee the communications required by Auditing Standard No. 1301. In addition, the auditor is required to inquire as to whether the Audit Committee is aware of matters relevant to the audit such as fraud or possible violation of laws and is further required to communicate to the Audit Committee any other matters arising from the audit that are significant and relevant to the Audit Committee regarding its oversight of the financial reporting process.

The Audit Committee has received from Ernst & Young LLP a letter providing the disclosures required by PCAOB Rule 3526, Communications with Audit Committees Concerning Independence, with respect to any relationships between Ernst & Young LLP and ProAssurance that in its professional judgment may reasonably be thought to bear on independence. Ernst & Young LLP has discussed its independence with the Audit Committee, and has confirmed in such letter that, in its professional judgment, it is independent of ProAssurance within the meaning of federal securities laws and in compliance with PCAOB Rule 3520.

All audit and non-audit services performed by the independent auditor must be pre-approved by the Audit Committee or a member thereof. The Audit Committee approved the audit services rendered by our independent auditor during ProAssurance’s most recent fiscal year. Ernst & Young LLP performed limited non-audit services in 2021 related to federal and state tax compliance, premium tax filings and services related to the transaction with NORCAL Mutual Insurance Company.

Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent auditor. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.

Based on the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the charter, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements of ProAssurance for 2021 be included in its Annual Report on Form 10-K for the year ended December 31, 2021, prior to the filing of such report with the SEC.

Audit Committee:

Samuel A. Di Piazza, Jr., C.P.A., Chairman

Kedrick D. Adkins Jr., C.P.A.

Bruce D. Angiolillo, J.D.

Fabiola Cobarrubias, M.D.

March 22, 2022

PROPOSAL 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

Section 14A of the Exchange Act, which was enacted in July 2010 as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act, requires that we provide our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC. At the 2017 annual meeting our stockholders voted for ProAssurance to continue providing the stockholders this opportunity to vote on executive compensation on an annual basis and we will do so until the advisory vote frequency is required to be reauthorized in 2023.

As described in detail in this proxy statement under the heading “Compensation Discussion and Analysis,” we seek to align closely the interests of our Named Executive Officers with the interests of our stockholders. Our compensation programs are designed to reward our Named Executive Officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total stockholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. The Compensation Committee and the Board of Directors believe the policies and procedures articulated in the Compensation Discussion and Analysis are effective in implementing our compensation philosophy and in achieving its goals, and that the compensation of our executive officers in 2021 reflects and supports these compensation policies and procedures.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our Named Executive Officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC. The vote is advisory, which means that the vote is not binding on us, our Board of Directors or the Compensation Committee of the Board of Directors. To the extent there is any significant vote against our Named Executive Officer compensation as disclosed in this proxy statement, the Compensation Committee will evaluate whether any actions are necessary to address the concerns of stockholders.

The approval of this Proposal 3 requires the affirmative vote of a majority of the shares voting on the matter at the 2022 annual meeting without regard to broker non-votes or abstentions. Accordingly, we will ask our stockholders to vote on the following resolution at the annual meeting:

“RESOLVED, that the stockholders of ProAssurance Corporation approve, on an advisory basis, the compensation paid to the Named Executive Officers, as disclosed in ProAssurance Corporation’s proxy statement for the 2022 Annual Meeting of Stockholders pursuant to the compensation disclosure requirements set forth in Item 402 of Regulation S-K of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2022 Summary Compensation Table and the other related tables and narrative discussion.”

Recommendation by the Board; Vote Required

In accordance with the requirements of the NYSE, brokers may not vote on the advisory vote on executive compensation without specific instructions from the beneficial owners of shares. If you hold your shares in “street name” with your broker and you do not specifically instruct your broker how to vote on the advisory vote on executive compensation, your broker will not vote for you on Proposal 3 (Advisory Vote on Executive Compensation).

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Message From Our Compensation Committee Chairman

Fellow Stockholders of ProAssurance,

Our compensation program is designed to pay for performance, and the ProAssurance management team delivered strong performance in 2021.

In May, the Company completed the largest transaction in its history with the acquisition of NORCAL. The acquisition is expected to add approximately $300 million in annual gross premiums and new desirable markets to our historically profitable Standard Physicians book of business, along with $1.6 billion in new assets to the Company’s investment portfolio. Management’s initial integration efforts have delivered $22 million in synergistic savings, and ProAssurance is now the third largest writer of medical professional liability insurance nationally, with a Top-3 MPL market share in 17 states.

For the year, the Company produced operating income of $76 million. Return-on-equity was 5.3% excluding the gain on bargain purchase associated with the NORCAL transaction, or 10.4% including this item. The consolidated combined ratio improved more than eight points to 105%. Our Diversity Equity & Inclusion (“DE&I”) initiative achieved meaningful progress with the establishment of a DE&I Council of employees from across the organization who assisted executive management in establishing specific strategic goals for DE&I in 2022 and beyond. Our commitment to DE&I is now embedded in our compensation program and is a significant factor considered when evaluating the individual performance of our executives and employees.

These notable accomplishments and improvements came despite the continued challenges of the Covid-19 pandemic and serious dislocations in the labor market. You will see that the end result includes short-term incentive awards within 12% above or below the target achievement level for all of our Named Executive Officers, while maturing performance-based long-term equity awards delivered no realized value in accordance with their terms.

As always, we seek to be fully responsive to stockholder concerns and perspectives on important social, governance, and compensation matters. We have made several changes to our executive compensation program in recent years to strengthen alignment with our stockholders. We believe our compensation decisions appropriately balance our need to attract and retain executive talent while simultaneously protecting and enhancing stockholder value. I hope that you will agree after considering the contents of our Compensation Discussion and Analysis and indicate your support of our efforts when casting your say-on-pay vote.

My best regards,

Bruce D. Angiolillo

Chairman

Executive Summary

The following discussion describes our compensation practices with respect to our Chief Executive Officer (“CEO”) and the other executive officers named in the Summary Compensation Table on page 36 of this proxy statement, whom we refer to as our “executives” in the discussion. Our Named Executive Officers (“NEOs”) for 2021 were:

Name	Title
Edward L .Rand, Jr.	President and Chief Executive Officer
Dana S. Hendricks	Executive Vice President and Chief Financial Officer
Jeffrey P. Lisenby	Executive Vice President, General Counsel & Secretary
Michael L. Boguski	President, Specialty Property Casualty Segment
Kevin M. Shook	President, Workers’ Compensation Segment

Pay for Performance

We seek to offer competitive compensation to attract and retain qualified and engaged executives and reward them based on performance. Our executive compensation program aligns pay for performance as demonstrated through a compensation framework in which 76% of our Chief Executive Officer’s 2022 annual target total direct compensation is “at-risk.” Total compensation consists of base salary, annual incentive compensation, and long-term incentive compensation. Annual incentive compensation is intended to maximize the efficiency and effectiveness of our operations by providing compensation based on achievement of pre-defined performance metrics by our executives. Long-term incentive compensation is intended to reward executives for driving results that achieve long-term growth in stockholder value.

Components of Total Annual Direct Compensation

Our operating results improved substantially in 2021, as detailed immediately below under the heading “Key 2021 Performance Measures and Strategic Actions.” In light of these accomplishments and pursuant to our written compensation plans, our 2021 compensation program resulted in:

•	Annual incentive payments within 12% above or below target level for all NEOs; and

•

No payment realized under 2019-21 performance shares that matured at year-end 2021 (representing a loss of $250,000 in target granted pay for the CEO and a loss between $75,000 and $200,000 in target granted pay for each of the other NEOs).

Key 2021 Performance Measures and Strategic Actions

For 2021, we reported non-GAAP operating income of $76 million, or $1.40 per diluted share, compared to a non-GAAP operating loss of approximately $27.7 million in 2020, or $0.52 per diluted share. Our consolidated combined ratio for the year ended December 31, 2021, was 105.0%, an improvement of 8.4 points from 113.4% in 2020. For purposes of our 2021 incentive compensation plans the consolidated combined ratio was 104.8%, which excludes the effects of the NORCAL transaction that closed in May 2021.

In our Specialty Property Casualty segment, the combined ratio for 2021 was 101.2%, an improvement of 20.3 points from 121.5% in 2020. In our Worker’s Compensation Insurance segment, the combined ratio was 101.5% in 2021 versus 97.8% the prior year, and our Segregated Portfolio Cell Reinsurance segment recorded a combined ratio of 85.1% for 2021 versus 75.8% in 2020.

Return-on-equity in 2021 was 5.3% excluding the gain on bargain purchase associated with the NORCAL transaction, or 10.4% including this item. Operating return-on-equity, which excludes the effects of investment gains and losses and which is the metric incorporated into our incentive compensation plans, was 5.8%. Total stockholder return for the year was approximately 39.3%.

In addition, our management team executed several significant strategic achievements in 2021 that position the company for long-term success, including:

•

Closed the acquisition of NORCAL, which is expected to add approximately $300 million in annual gross premiums and new desirable markets to our historically profitable Standard Physicians book of business, along with $1.6 billion in new assets to the Company’s investment portfolio.

•	Successful execution of NORCAL integration strategy which has resulted in over $22 million in expense savings to-date.

•

Established a Diversity Equity & Inclusion Council of employees from across the organization who assisted executive management in establishing specific and measurable strategic goals for DE&I in 2022 and beyond.

2021 Compensation Outcomes

Our 2021 compensation results reflect our pay for performance philosophy of aligning executive compensation with operational and financial performance.

•

2021 Annual Incentive Program — Chief Executive Officer: For the CEO, 2021 performance exceeded the target performance level for the Operating ROE element (weighted 30% of bonus potential) and fell below target level but above threshold for the Consolidated Combined Ratio (45% weight). The Compensation Committee determined that the CEO earned 135% of target level credit (25% weight) for the Individual Performance component of the annual incentive program, in light of successful close of the NORCAL acquisition, continued successful management of pandemic conditions that persisted in 2021 both inside and outside the business, execution of NORCAL integration plan with synergistic savings of $22 million, and substantive progress on company-wide DE&I efforts.

Total Annual Incentive Achievement for Chief Executive Officer	104.75% of target

•

2021 Annual Incentive Program — Corporate Executives: For Corporate executives, 2021 performance exceeded the target performance level for the Operating ROE element (weighted 30% of bonus potential) and fell below target level but above threshold for the Consolidated Combined Ratio (30% weight). Performance on the Expense Management metric (15% weight) was below threshold level, resulting in no credit earned for that metric. The Compensation Committee determined that Corporate executives earned 135% of target level credit (25% weight) for the Individual Performance component of the annual incentive program, for reasons described in the CEO section immediately above.

Total Annual Incentive Achievement for Corporate Segment	94.25% of target

•

2021 Annual Incentive Program — Specialty P&C: For the variable portion of the annual incentive for the President of the Specialty P&C segment, 2021 performance exceeded the target performance level for Segment Combined Ratio (66.7% weight) and fell below target but above threshold for Segment Rate Change (33.3% weight), resulting in overall achievement of 85.2% for the Specialty Property Casualty segment.

Total Annual Incentive Achievement for Specialty P&C Segment	85.2% of target

•

2021 Annual Incentive — Workers’ Compensation: For the President of the Workers’ Compensation segment, 2021 performance fell below target but above threshold for Segment Combined Ratio (77.8% weight) and exceeded target for Segregated Portfolio Cell Income (22.2% weight), resulting in overall achievement of 67.8%.

Total Annual Incentive Achievement for Workers’ Comp Segment	67.8% of target

•

2019-21 Long-Term Equity Incentive Grants: For executives who received Long-Term Incentive Equity Grants in 2019, performance was below the threshold performance requirement for both Relative Total Shareholder Return and Consolidated Combined Ratio over the three-year performance period. Those grants, therefore, had no value at maturity, resulting in loss of target level pay in the amount of $250,000 for the CEO and an amount ranging from $75,000 to $200,000 for the other Named Executive Officers.

Total Achievement for 2019-21 LT Equity Incentive Grants	0% of target

Stockholder Engagement

The Compensation Committee strives to ensure that our executive compensation program aligns with the interests of our stockholders and adheres to our pay for performance philosophy. When setting compensation for our executives, the Compensation Committee considers the results of the annual Say-on-Pay vote, the long-term vision and strategic goals of the Company, input from management, input from its independent compensation consultant, and investor engagement feedback. Our executive compensation program historically has received very strong stockholder support.

Proxy Year	2017	2018	2019	2020	2021
Favorable Vote	98%	98%	98%	87%	96%

Compensation Governance Practices

The Compensation Committee observes best practices in its oversight of the executive compensation program.

What we do:	What we don’t do:
√ Annual say-on-pay vote	x Tax gross-ups in new executive agreements

√ Majority of pay at-risk or variable	x Permit hedging by employees or directors

√ Balance metrics and measurement periods	x Excessive perquisites

√ Annual engagement with stockholders	x Overlapping performance metrics

√ Share ownership requirements	x Stock option repricing

√ Double-trigger severance agreements	x Pay dividends on unearned shares

√ Clawback policy

√ Minimum holding period for stock awards

√ Risk assessment of pay

√ Independent compensation consultant

2021 Compensation Review Process

As the Compensation Committee, we recommend compensation for our Chief Executive Officer, review and approve compensation recommended by our Chief Executive Officer for other executive officers, and administer our incentive compensation plans. All of the members of the Compensation Committee are directors of ProAssurance, and our Board has determined that each member is independent under the independence requirements for compensation committee members under our charter and the applicable SEC and NYSE rules. Our recommendation for the compensation of our CEO is subject to ratification by a majority of the independent directors on our Board.

To aid in our evaluation of the reasonableness of our executive compensation and the competitiveness of such compensation with market practices, we use compensation data from a group of peer companies as a primary point of reference. As a secondary point of reference, we analyze relevant data from credible published salary surveys of executive compensation. The peer group compensation data includes base salaries, annual incentive compensation and long-term incentive compensation payable to senior-level executives in the peer group.

Independent Compensation Consultant

The Compensation Committee retained F.W. Cook (“FWC”) to assist the Committee in the evaluation of our executive compensation for the current year and received advice from another independent consultant for other years covered in the Summary Compensation Table. The Compensation Committee has been directly responsible for the appointment and oversight of independent compensation consultants in the years covered in the Summary Compensation Table on page 36 of this proxy statement. The compensation payable to FWC in 2021 (and other consultants in prior years) has been fixed by the Committee and funded by ProAssurance. FWC provided its disclosure of independence factors enumerated in SEC Rule 10C-1(b)(4). The Committee determined that FWC was an independent consultant to the Committee in 2021, along with the consultant engaged by ProAssurance for the prior years covered in the Summary Compensation Table.

Peer Group for 2021

The Compensation Committee selected the following 18 companies as the peer group for reviewing 2021 compensation:

ProAssurance Peer Group for 2021 Compensation Decisions
Amerisafe+	Horace Mann Educators	State Auto Financial
Argo Group International Holdings	James River Group Holdings+	Third Point Reinsurance Ltd+
Assured Guaranty+	Mercury General	United Fire Group
Donegal Group	RLI	United Insurance Holdings
Employers Holdings	Safety Insurance Group	Universal Insurance Holdings
Erie Indemnity	Selective Insurance Group	White Mtns Insurance Group+

+ Indicates new company added to the Peer Group for 2021.

In selecting the 2021 peer group, the Committee considered a number of factors with the most relevant being total assets, market capitalization, and total revenue, as follows (all figures as of year-end 2021):

Factor	Total Assets	Market Cap	Revenue
Peer 75th Percentile	$9.5 billion	$3.0 billion	$1.9 billion
Peer Median	$4.1 billion	$1.5 billion	$1.1 billion
Peer 25th Percentile	$2.4 billion	$1.1 billion	$0.8 billion
ProAssurance	$6.2 billion	$1.4 billion	$1.1 billion

Our charter provides the Compensation Committee with the exclusive responsibility for making recommendations on compensation of the Chief Executive Officer for approval by the independent members of our Board. Our recommendation includes the CEO’s base salary and opportunity for annual incentive compensation and long-term incentive compensation. The independent Board members unanimously approved all of our recommendations with respect to the Chief Executive Officer’s compensation for 2021.

The Chief Executive Officer recommends to the Compensation Committee the appropriate compensation for executive officers other than himself within the compensation framework established by the Committee. When making these recommendations, the Chief Executive Officer has access to the compensation consultant’s reports. In a series of meetings conducted in February 2022, after financial results of the prior year were reasonably certain, the Committee reviewed the recommendations of the CEO together with supporting material and the report of the compensation consultant. After analyzing the information, we accepted the recommendations of the CEO for the current year and all years covered in the Summary Compensation Table. The independent directors ratified our approval of the CEO’s recommendations.

Compensation of the Chief Executive Officer

Edward L. Rand, Jr. was appointed Chief Executive Officer of ProAssurance in July 2019, at which time we entered into an employment agreement with him. Prior to July 2019, Mr. Rand was our President and Chief Operating Officer, and prior to September 2018, he served approximately 14 years as our Chief Financial Officer. The Summary Compensation Table reflects the compensation paid to Mr. Rand for 2019, 2020, and 2021 for his employment roles in each of those years. Mr. Rand’s employment agreement provides that he will be paid a base salary to be fixed annually by the Board of Directors; that he will be eligible for annual incentive compensation based on corporate objectives consistent with the criteria established for our other executives; and that he will be granted long-term incentive compensation having a grant-date value of not less than $750,000 at the target performance level. The Compensation Committee and the independent directors approved compensation for Mr. Rand consistent with these terms, as described in the following discussion.

Base Salary

Base salary for our executives is established and adjusted according to the following criteria: areas of responsibility; experience; company expense objectives; annual rate of inflation; and individual performance. Mr. Rand’s annualized base salary was $940,905 beginning as of April 1, 2021.

Annual Incentive Compensation

The annual incentive award for our Chief Executive Officer for 2021 was $1,182,718. This amount was 125.7% of his annualized salary as of year-end 2021, versus target award of 120% of salary. The award was paid in cash.

Our annual incentive compensation program provides significant “at risk” compensation opportunities for our executives and other selected key employees. The “at risk” compensation is paid only if the Company achieves certain predetermined performance targets that are developed as described herein and designed to produce operating results that enhance the value of the organization. We establish annual incentive award targets, expressed as a percentage of base salary, during the first quarter for the current year. Thus, the annual incentive compensation program assumes a base salary that is competitive in the market. The Committee established target level annual incentive for each of our Named Executive Officers in 2021 as follows:

2021 Annual Incentive Target
Officer	Target (% of Base Salary)
Chief Executive Officer	120%
Chief Financial Officer	90%
Executive VP, General Counsel	90%
President, Specialty P&C	50%
President, Workers’ Comp	90%

The payout range for the Chief Executive Officer and all other Named Executive Officers in 2021 ranged from 25% to 150% of target.

2021 Annual Incentive Payout Range
Officer	Threshold (% of Base Salary)	Maximum (% of Base Salary)
Chief Executive Officer	30%	180%
Chief Financial Officer	22.5%	135%
Executive VP, General Counsel	22.5%	135%
President, Specialty P&C	12.5%	75%
President, Workers’ Comp	22.5%	135%

We establish performance goals for annual incentive compensation for executives and other key employees. The Committee, with the assistance of its compensation consultant, considers whether our performance goals contain reasonable stretch achievements without incenting executives to assume undue risks in order to achieve their performance goals. The Committee assigns a weighted percentage for each of the performance goals, and annual incentive awards are subject to an increase or decrease to the extent actual performance is greater or less than each target performance goal within a defined range of the performance. The Committee uses these weighted performance goals to determine the annual incentive award for the Chief Executive Officer, and the CEO in turn recommends annual incentive awards for the other executives pursuant to the weighted performance goals approved by the Committee. The CEO’s recommendations for executives other than himself are subject to review and modification by the Committee. The Committee confirms that the goals and incentives are set at levels that are reasonable and consistent with past practice, relate to the sound financial management of ProAssurance, and do not involve unnecessary or excessive risk that would threaten the value of ProAssurance.

Annual incentive metrics for 2021 for our Corporate executives (CEO, CFO and EVP/General Counsel) included the following:

•

Consolidated Combined Ratio (weighted 45% for the CEO and 30% for other executives) — This performance goal is a standard measure of insurance operations and focuses on profitability. The Consolidated Combined Ratio is based on the consolidated results of ProAssurance and its subsidiaries, calculated by adding the loss ratio and the expense ratio, each determined in accordance with GAAP (and excluding the effect of NORCAL business during 2021).

•

Operating Return on Equity (weighted 30%) — Operating ROE is determined using the calculation set forth in the Company’s Annual Report on Form 10K for the year ending December 31, 2021, excluding the effect of investment gains and losses.

•

Expense Management (weighted 15% for CFO and EVP/General Counsel; not applicable to the CEO) — This performance goal focuses on the expense ratio contribution of Corporate segment expenses. This measure is calculated as a ratio in which the numerator is Corporate expenses (underwriting, policy acquisition, and operating expenses for the Corporate segment) and the denominator is consolidated net earned premium (excluding NORCAL’s impact during 2021).

•

Individual Performance (weighted 25%) — Under this performance goal, executives are evaluated on their overall performance, including an assessment of the overall quality of efforts, leadership effectiveness, execution on strategic plans, and contribution to the success of the Company.

This element allows the Committee to perform a holistic assessment of individual contributions (both financial and non-financial) of each NEO.

For the Presidents of our operating segments, the Operating ROE metric constituted 30% of the 2021 Annual Incentive, Individual Performance constituted 25%, and metrics specific to each segment constituted the remaining 45%. Metrics for the Specialty Property & Casualty segment included Combined Ratio for the segment (30% weight) and Rate Change on business written in the segment (15% weight). For the Workers’ Compensation business (including the Workers’ Compensation Insurance and Segregated Portfolio Cell Reinsurance segments), the metrics were Combined Ratio for Workers’ Compensation Insurance (35% weight) and Segregated Portfolio Cell Income (10% weight).

For each performance measure, we establish achievement levels that include a target amount; a threshold amount; and a maximum amount. Achievement of target level performance on each metric would result in payment of the target level annual incentive as a percentage of salary for each Named Executive Officer, as discussed above. Achievement of the threshold level on each measure would result in payment of the threshold annual incentive (25% of target), and maximum achievement on each metric would result in payment of the maximum annual incentive (150% of target). We interpolate the percentage assigned to a performance measure if the performance is between the threshold and the target, or between the target and the maximum. Performance below the threshold level for any performance measure results in no credit earned for that performance measure, and performance above the maximum level for any performance measure is capped at 150% of the weight assigned to that measure.

The achieved results under the Corporate metrics for 2021 for the CEO were as follows:

2021 Annual Incentive Program – Corporate
Metric	Weighting	Threshold	Target	Maximum	Actual Result	Weighted Achievement
Consolidated Combined Ratio	45%	106%	104%	96%	104.8%	31.5%
Operating ROE	30%	1.0%	2.0%	8.0%	5.8%	39.5%
Individual Performance	25%	*	*	*	*	33.75%
			Total Achievement			104.75%

*

The Compensation Committee determined that the Individual Performance element was satisfied and earned at 135% of the Target level (out of maximum possible 150%) for the CEO and other Named Executive Officers, as highlighted below.

2021 Strategic and Operational Achievements Supporting Individual Performance Awards

Continued successful management of operations despite disruptions caused by the continuing pandemic and serious dislocations in the labor market.

Closed the acquisition of NORCAL, which is expected to add approximately $300 million in annual gross premiums and new desirable markets to our historically profitable Standard Physicians book of business, along with $1.6 billion in new assets to the Company’s investment portfolio.

Successful execution of NORCAL integration strategy which has resulted in over $22 million in expense savings to-date.

Completed restructuring of many operating functions and reductions in expenses totaling more than $20 million annually to create a more sustainable operating and expense structure.

Advanced company-wide Diversity Equity & Inclusion initiative by establishing DEI Council of employees from across the organization who assisted executive management in establishing specific and measurable strategic goals for DE&I in 2022 and beyond.

Within the operating segments, Specialty Property & Casualty achieved 85.2% of the target level on its consolidated metrics, which constitutes 45% of the variable annual incentive payment for the President of that segment, and the Workers’ Compensation line achieved 67.8% of the target level for its consolidated metrics, which constitute 45% of the annual incentive award for the President of that line. The final 2021 annual incentive awards for our Named Executive Officers are summarized below, and the dollar value of those awards appears in the Summary Compensation Table on page 36 of this proxy statement:

Executive	Achieved (% of Target)	Target (% of Salary)
Chief Executive Officer	104.75%	120%
Chief Financial Officer	94.25%	90%
EVP / General Counsel	94.25%	90%
President Specialty P&C	111.59%	50%
President Workers’ Comp	103.75%	90%

The CEO has discretion to recommend additional cash awards outside the Annual Incentive plan in recognition of exceptional individual performance in unusual circumstances beyond what is captured in annual individual objectives. For 2021, the CEO recommended and the Committee approved awards of $50,000 each to three Named Executive Officers (Mr. Boguski, Ms. Hendricks, and Mr. Lisenby) for their outstanding efforts and leadership over a period of more than two years of due diligence, contract negotiation, and regulatory review and approval that culminated in the closing of the NORCAL transaction.

Looking ahead to the 2022 Annual Incentive Compensation plan, the Compensation Committee established guidelines that incorporate the metrics depicted in the table on page 31 above. The 2022 Annual Incentive metrics include 2022 Operating Return on Equity (weighted 35% for all NEOs) and Individual Performance (weighted 25% for all NEOs). In addition, the following metrics will apply:

•	Consolidated Combined Ratio (weighted 40% for the CEO, CFO, and EVP/General Counsel)

•	Line of Business Metrics (weighted 40% for the Presidents of the operating segments)

Long-term Incentive Compensation

Our long-term incentive compensation program presently includes grants of performance shares and restricted stock units or RSUs. We believe that the performance shares and RSUs align the interests of our executives with those of the stockholders by providing equity compensation based on our long-term objective of growth in stockholder value. The Compensation Committee has established award agreements for performance shares and RSUs in accordance with our 2014 Equity Incentive Plan that requires a three-year vesting period. Performance shares are earned if corporate value is enhanced through achievement of performance measures over the three-year vesting period. RSUs promote retention and ownership of executive talent and strengthen alignment between executives and stockholders as the value realized by executives is directly tied to stock price performance.

We believe an effective long-term incentive compensation program is necessary to attract and retain well-qualified and experienced executives and other key employees and is a foundational element of our pay for performance philosophy. In establishing the amount of our annual grants of long-term incentive compensation, we consider past practice, recommendations of the compensation consultant, and the value of the award (including the value attributable to the award for financial reporting purposes). We monitor the level of awards based on the findings of our compensation consultant, and we believe that our long-term incentive opportunities are appropriate when compared to awards made available to executives at our peer companies.

Our practice has been to make long-term incentive grants to our current executives and other key employees in February after the financial results of the prior year are released. Where a market price is required, long-term grants are priced on a date after our financial results for the prior year have been released. We believe that pricing the grants at this time is most appropriate because the market is then in possession of our earnings and any other material information. We occasionally make long-term grants at other times, such as when we retain new senior-level executives.

Each RSU is equal to one share of Common Stock and is subject to a restricted period of typically three years from the date of grant. RSUs vest after the restricted period if the grantee remains continuously employed with ProAssurance or a subsidiary during the restricted period. Performance shares are based on pre-established performance criteria that must be achieved over a period of three years. Each grant includes a target level award along with a threshold award and maximum award expressed as a number of shares of our Common Stock.

Equity Grants Made in 2021. The Committee made grants of long-term equity 2021 with maturity date of December 31, 2023. The aggregate target grant-date value of these awards to each NEO is shown in the Summary Compensation Table on page 36. Performance measures for 2021 grants of performance shares are Stock Performance (Total Return) and Compound Annual Growth Rate (CAGR) in book value per share (excluding adjustments for unrealized gains and losses, and further adjusting for stockholder dividends). Each measure contributes 50% to the final achieved award. A description of the two performance measures follows:

•

Relative Stock Performance (Total Return) — Relative stock performance is measured by relative total return in comparison to the S&P Composite 1500 Property & Casualty Insurance Index. If performance is equal to at least 80% of the index, the threshold credit is achieved; if our stock performance equal to the index, the target credit is achieved; and, if our stock performance is 20% greater than the index, the maximum credit is achieved.

•

Compound Annual Growth Rate (In Book Value) — This metric is measured as the compound annual growth rate (“CAGR”) in book value per common share (excluding adjustments for unrealized gains and losses and further adjusting for stockholder dividends) for the performance period. If the CAGR is at least equal to 4%, the threshold credit is achieved; if the CAGR is equal to 8.5%, the target credit is achieved; and if the CAGR is equal to 13%, the maximum credit is achieved.

Performance shares are paid to executives if the performance measures were satisfied in the measurement period and certified by the Compensation Committee. For all years included in the Summary Compensation Table, the award to be paid for threshold performance was 50% of the target award, and the award to be paid for maximum performance was 200% of the target award. Results falling between the stated measures are interpolated. If an executive terminates employment prior to the expiration of the performance period by reason of retirement or resignation for “good reason” as defined in the award documents, a portion of the performance shares and RSUs granted in the calendar years ending before the termination of employment may be paid based on service during the performance period if the Committee finds that the performance criteria had been satisfied at the end of the year preceding termination of employment. Upon a change of control of ProAssurance or termination by reason of death or disability, performance shares are payable to executives at the target level and RSUs are deemed fully earned. For all years shown in the Summary Compensation Table, the value of equity awards is allocated approximately one-half to performance shares and one-half to RSUs.

Action Taken on Grants Made in 2019. The grants of performance shares and RSUs made to executives in 2019 matured on December 31, 2021. With respect to performance shares, the Compensation Committee determined that performance over the three-year measuring period failed to achieve the threshold level for either of the two metrics applicable to the 2019 awards, Total Shareholder Return for 2019-21 and Consolidated Combined Ratio for 2019-21. Accordingly, the 2019 performance shares were certified to have no value, resulting in loss of $250,000 in target compensation to the CEO and an amount ranging from $75,000 to $200,000 for each other Named Executive Officer.

Stock Ownership Guidelines

Our Board has adopted stock ownership targets for our directors and executive officers to further align their interests with those of our stockholders. The level of stock ownership for our executives varies by position and their stock ownership targets are as follows: five times base salary for our Chief Executive Officer and three times base salary for the Chief Financial Officer, the General Counsel, and Presidents of our operating Segments. Executives are encouraged to achieve compliance with the guidelines within five (5) years of service in a position covered by the guidelines. Unvested equity awards or stock options are not counted as owned shares for purposes of the guidelines. In addition, for awards granted after 2010, our executives must agree in writing to hold shares of our stock issued pursuant to stock-based awards for a minimum of one year from the date of issue.

Anti-Hedging Policy

We adopted an anti-hedging policy in 2011 for our executives and other employees with respect to their ownership of our common stock to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act, and we reviewed this policy to address the transactions identified in Item 407(i) of Regulation S-K for this year’s annual meeting now that the SEC has adopted final rules relating to Item 407(i). Because our existing anti-hedging policy is in line with the requirements in Item 407(i), we did not make any changes to the policy. Our anti-hedging policy is contained in our Code of Ethics and Conduct available on our website, and is as follows: “[n]o employee or member of the Board of Directors is permitted to purchase financial instruments (such as prepaid variable forward contracts, equity swaps, collars, and exchange funds) that are designed to hedge or offset any decrease in the market value of the Company’s common stock that (1) have been granted to the employee or member of the board of directors as part of his or her compensation; or (2) are otherwise held, directly or indirectly, by the employee or member of the Board of Directors.”

Recoupment of Incentive Compensation

Our Board of Directors has established a recoupment requirement (a “clawback”) for incentive compensation as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act. This clawback requires current and former executive officers to repay erroneously awarded incentive compensation to the extent the award is based on financial statements that are required to be restated due to material non-compliance with any financial reporting requirement. This clawback is to be applied whether or not there is misconduct and requires a three-year “look back” period. The clawback has been in effect for incentive compensation paid for years beginning after 2010, and we have incorporated the clawback in the 2014 Annual Incentive Plan and the 2014 Amended and Restated Equity Incentive Plan and in all performance share agreements going forward. We intend to monitor clawback requirements that may be implemented by the NYSE if the SEC adopts Proposed Rule 10D-1, which would, among other things, direct national securities exchanges to prohibit the listing of any security of a company that does not comply with the SEC’s clawback requirements.

Other Compensation

Executive perquisites are not intended to be a material element of compensation for executives. Our executives participate in our qualified retirement plan on terms generally available to our employees. In addition, we have adopted a non-qualified deferred compensation plan for executives and other highly compensated employees that provides for a matching contribution with respect to deferrals by employees whose base compensation exceeds the compensation limit established by the Internal Revenue Code for qualified retirement plans. The matching contributions are comparable to the employer contributions to our qualified retirement plan within the compensation limits under the Internal Revenue Code.

Post-termination and Change of Control Compensation

We offer executives severance compensation in the event we terminate the executive’s employment without cause or the executive terminates his or her employment for good reason. The severance agreements are intended to aid in recruitment and retention of qualified executives. We believe our severance benefits for executives are appropriate and do not present a risk to our company.

We believe that severance protection, particularly in the context of a change of control transaction, plays a valuable role in attracting and retaining key executives. Although we occasionally elect to engage our senior executives under employment agreements, our general approach has been to avoid employment agreements and to rely on severance agreements to define the terms of severance when an executive is involuntarily terminated without cause or elects to terminate for good reason. In change of control situations, severance agreements provide key executives with a level of security that allows them to devote their energies to the completion of the transaction for the benefit of the stockholders. In other situations, severance agreements facilitate changes in management by providing for a clean departure of terminated executives with a pre-negotiated set of benefits that are acceptable to all parties.

We have provided for severance benefits in the employment agreements with Mr. Rand and Mr. Boguski and in severance agreements with other key executives, including our other Named Executive Officers, in the amounts reflected in the table which begins on page 45 of this proxy statement. Each arrangement is described briefly below and in detail in “Payments on Termination and Change of Control” on page 44 of this proxy statement.

The severance agreements with our key executives generally provide for severance compensation in an amount equal to the executive’s base salary and average annual incentive compensation from the prior three years if we terminate the executive without cause or the executive resigns for good reason. However, an executive will be entitled to twice that amount if the executive is terminated without cause or resigns for good reason within two years after the occurrence of a change of control. All severance agreements include a “double trigger” for the payment of the increased benefits, such that (1) a change of control must occur, and (2) the executive must be terminated without cause or must terminate for good reason after the change of control. The employment agreements with Mr. Rand and Mr. Boguski provide for different severance compensation payments, a description of which is included under the caption “Employment and Severance Agreements” beginning on page 43. All executives are required to sign a general release of claims as a condition for receipt of severance benefits, and all the agreements include a covenant not to compete with our insurance subsidiaries for a period of not less than one year. Severance compensation is paid in monthly installments during the life of the covenant and is subject to forfeiture upon a breach of the covenant.

Our Board adopted resolutions in December 2010 under which we will not execute a new executive agreement that includes a gross-up for the excise tax imposed by Internal Revenue Code Sections 280G and 4999 or that includes an obligation to reimburse executive officers for such excise tax. The Board’s action does not change, alter, or amend any severance agreement with an executive officer that was in effect prior to December 1, 2010. One of our Named Executive Officers, who is not the CEO, has a severance agreement dated January 1, 2008 that includes a tax gross-up.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis with our management, and based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee:

Bruce D. Angiolillo, J.D., Chairman

Maye Head Frei

Ziad R. Haydar, M.D.

Scott C. Syphax

March 31, 2022

Compensation of Executive Officers

The following table sets forth a summary of the compensation paid or accrued by ProAssurance and its subsidiaries during the last fiscal year with respect to ProAssurance’s principal executive officer, principal financial officer and the three other most highly compensated persons considered to be executive officers or their equivalent. The individuals required to be included in the table are referred to as the “Named Executive Officers.”

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus(2) ($)	Stock Awards (3)(4) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation(5) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation(6) ($)	Total ($)

Edward L. Rand, Jr. Chief Executive Officer and President(1)	2021 2020 2019	937,696 920,769 827,308	— — —	949,998 950,000 2,499,965	— — —	1,182,718 528,390 305,100	— — —	79,163 91,566 106,055	3,149,575 2,490,725 3,738,428

Dana S. Hendricks Chief Financial Officer, Treasurer and Executive Vice President	2021 2020 2019	421,539 394,231 369,231	50,000 — —	349,977 250,024 149,978	— — —	363,051 171,200 84,750	— — —	40,840 40,408 154,612	1,225,407 855,863 758,571

Michael L. Boguski President, Specialty P&C	2021 2020 2019	632,212 622,693 558,722	367,188 437,500 615,000	424,983 424,970 1,399,973	— — —	353,949 46,875 —	— — —	45,758 68,455 489,707	1,824,090 1,600,493 3,063,402

Kevin M. Shook President, Workers’ Compensation Insurance	2021 2020 2019	427,375 419,615 400,144	— — —	399,981 399,986 374,990	— — —	400,427 348,562 260,760	— — —	41,132 48,445 153,024	1,268,915 1,216,608 1,188,918

Jeffrey P. Lisenby Executive Vice President, Corporate Secretary and General Counsel	2021 2020 2019	456,549 441,346 419,395	50,000 — —	399,981 399,986 374,990	— — —	389,888 190,995 107,950	— — —	35,519 46,808 54,185	1,331,937 1,079,135 956,520

(1)	Management directors of ProAssurance do not receive any additional compensation, whether cash, stock or otherwise, in their capacity as directors.

(2)

Mr. Boguski received contractual bonus payments in 2019, 2020, and 2021 pursuant to the agreement we executed with him effective May 13, 2019, as described under the caption “Employment and Severance Agreements” on page 43 of this proxy statement. In addition, Mr. Boguski, Ms. Hendricks, and Mr. Lisenby each received a discretionary bonus of $50,000 for their outstanding efforts and leadership related to the NORCAL transaction.

(3)

The performance shares are treated as stock awards in the Summary Compensation Table. The performance shares are earned if defined metrics are achieved during the period ending three years after the award is granted, except that performance shares are payable at the target level upon the participant’s death or disability and are payable upon the participant’s retirement or termination for good reason after the year of grant if the performance level has been achieved for the last year prior to the participant’s termination with such award to be prorated based on the time the participant is employed during the performance period. The value of performance shares represents the value of the target which is intended to reflect shares expected to be earned based on their closing market price on the date of the award ($24.61 on February 23, 2021; $32.70 on February 21, 2020; and $43.70 on February 22, 2019) as follows: Mr. Rand — $475,000 in 2021; $475,000 in 2020; and $250,000 in 2019; Ms. Hendricks — $175,000 in 2021; $125,012 in 2020; and $75,000 in 2019; Mr. Boguski — $212,500 in 2021; $212,485 in 2020; and $200,000 in 2019; Mr. Shook — $200,000 in 2021; $199,993 in 2020; and $137,500 in 2019; Mr. Lisenby — $200,000 in 2021; $199,993 in 2020; and $187,743 in 2019. The amounts do not correspond to actual value that will be realized by the Named Executive Officers, which depends on the achievement of the specified performance criteria over the performance period and the market value of a share of ProAssurance Common Stock at the end of the performance period. The performance criteria are discussed beginning on page 30 in the Compensation Discussion and Analysis.

(4)

RSUs granted as long-term incentive compensation are also included as stock awards in the Summary Compensation Table. Each RSU is equal in value to one share of Common Stock and will vest upon the sooner of three years of continuous employment or termination of employment by reason of death or disability or for good reason. The value of the RSUs granted as long term incentive compensation are based on the value of a share of our Common Stock on the date of the award ($24.61 on February 23, 2021; $32.70 on February 21, 2020; and $43.70 on February 22, 2019) as follows for Mr. Rand — $474,998 in 2021; $475,000 in 2020; and $2,250,000 in 2019; Ms. Hendricks — $174,977 in 2021; $125,012 in 2020; and $75,000 in 2019; Mr. Boguski — $212,483 in 2021; $212,485 in 2020; and $1,200,000 in 2019; Mr. Shook — $199,981 in 2021; $199,993 in 2020; and $237,500 in 2019; and Mr. Lisenby — $199,981 in 2021; $199,993 in 2020; and $187,517 in 2019. The amounts do not correspond to actual value that will be recognized by the Named Executive Officers which depends on the market price of a share of Common Stock at the end of the vesting period.

(5)

The Non-Equity Incentive Plan Compensation reflects the amount paid under the ProAssurance Corporation Annual Incentive Award Guidelines for 2021, 2020, and 2019. The non-equity incentive plan compensation payable to Named Executive Officers is denominated in dollars and is payable in cash and Common Stock. Awards of annual incentive compensation for a year are made in the first quarter of the following year after the financial information for the preceding year is available. The shares of Common Stock awarded for 2021, 2020, and 2019 were issued as stock awards under the ProAssurance Corporation 2014 Amended and Restated Equity Incentive Plan and are valued at the closing price of a share on the NYSE — $24.77 on February 22, 2022; $24.61 on February 23, 2021; and $32.70 on February 21, 2020. None of the Named Executive Officers received any shares of Common Stock under the non-equity incentive plan for 2019. In 2020, Mr. Shook received 3,125 shares, Ms. Hendricks received 2,086 shares, and Mr. Rand received 21,470 shares. In 2021, Ms. Hendricks received 4,273 shares.

(6)	Other compensation in 2021 includes the amounts set forth in the following table:

	Qualified Retirement Plan ($)	Nonqualified Deferred Compensation Plan ($)	Bonus and Service Awards ($)	Perquisites ($)
Edward L. Rand, Jr.	$14,500	$32,385	—	$32,278
Dana S. Hendricks	$14,500	$6,577	—	$19,763
Michael L. Boguski	$14,500	$17,111	—	$14,147
Kevin M. Shook	$14,500	$6,869	—	$19,763
Jeffrey P. Lisenby	$14,500	$8,327	—	$12,692

The perquisites for Mr. Rand and Mr. Boguski include $12,514 and $1,683, respectively, for personal use of the corporate aircraft as the aggregate incremental cost for their personal use. The compensation attributable to personal use was computed by multiplying the number of hours the airplane was used for each executive’s personal benefit by the amount of the variable expenses incurred in the use of the airplane per flight hour. The variable expenses per flight hour were calculated by dividing the total flight hours during each year into the sum of the variable expenses incurred (e.g., fuel, airport charges, travel and lodging expense for the crew during such year).

GRANTS OF PLAN-BASED AWARDS

Name		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payments Under Equity Incentive Plan Awards(3)			All Other Stock Awards; Number of Shares of Stock or Units(4) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
	Grant Date(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Edward L. Rand, Jr.	2/23/2021 2/23/2021 2/23/2021	— — —	1,182,718 — —	— — —	— 9,651 —	— 19,301 —	— 38,602 —	— — 19,301	— — —	— — —	— 475,000 474,998

Dana S. Hendricks	2/23/2021 2/23/2021 2/23/2021	— — —	363,051 — —	— — —	— 3,554 —	— 7,111 —	— 14,221 —	— — 7,110	— — —	— — —	— 175,000 174,977

Michael L. Boguski	2/23/2021 2/23/2021 2/23/2021	— — —	671,137 — —	— — —	— 4,317 —	— 8,635 —	— 17,270 —	— — 8,634	— — —	— — —	— 212,500 212,483

Kevin M. Shook	2/23/2021 2/23/2021 2/23/2021	— — —	400,427 — —	— — —	— 4,063 —	— 8,127 —	— 16,254 —	— — 8,126	— — —	— — —	— 200,000 199,981

Jeffrey P. Lisenby	2/23/2021 2/23/2021 2/23/2021	— — —	389,888 — —	— — —	— 4,063 —	— 8,127 —	— 16,254 —	— — 8,126	— — —	— — —	— 200,000 199,981

(1)

All awards were recommended by the Compensation Committee at its meeting on February 19, 2021, with a specified valuation date of February 23, 2021 (the date on which the window for the trading in ProAssurance common stock opened after the prior year-end earnings were released). As required by the Compensation Committee Charter, the independent directors approved the recommendation for the awards granted to the Chief Executive Officer at the meeting of the Board of Directors on March 3, 2021, and the Board of Directors also approved the recommendations for the awards granted to the other Named Executive Officers.

(2)

The amount reported represents the actual amounts paid to the Named Executive Officers for annual incentive compensation for 2021. The Compensation Committee uses certain performance criteria as a guideline in making its recommendations for annual incentive compensation. Each element of the performance criteria has a minimum achievement level. No incentive compensation is payable with respect to an individual performance criteria if a minimum is not achieved. The non-equity incentive plan awards are discussed in more detail in the following discussion.

(3)

The awards of performance shares are subject to the satisfaction of performance criteria and the grant date fair value of performance shares reflects the value of the shares expected to be earned if the performance criteria for the target level is met. The performance share awards are discussed in more detail in the following discussion.

(4)

The stock awards include RSUs granted as long term incentive compensation, and are discussed in more detail in the following discussion. Mr. Rand received stock awards pursuant to his employment agreement when he became our CEO, which awards were approved by the independent directors.

On May 22, 2013, our stockholders approved the 2014 Amended and Restated Equity Incentive Plan (the “2014 Equity Incentive Plan”). The 2014 Equity Incentive Plan was designed to further our long-term growth profitability by offering proprietary interests in the Company to those key officers, employees, consultants and directors who will be largely responsible for such growth, and to enhance our ability to retain such persons through long-term incentive compensation in the form of proprietary interests in ProAssurance. The 2014 Equity Incentive Plan reserves 3,000,000 shares of Common Stock for equity based awards granted under the plan. No participant may receive awards for more than 200,000 shares of our Common Stock (or their equivalent) in any year under the 2014 Equity Incentive Plan. The performance shares and RSUs that vested in 2019, 2020 and 2021 were granted under the 2014 Equity Incentive Plan.

Non-equity Incentive Plan Awards. The Non-equity Incentive Plan Awards reflect the right to receive incentive compensation for 2021 under the guidelines recommended by the Compensation Committee under the ProAssurance Corporation 2014 Annual Incentive Compensation Plan and ratified by the Board of Directors at its meeting in March 2021. The target for annual incentive awards is expressed as a percentage of base salary and is earned if performance measures established by the Compensation Committee are achieved. The Compensation Committee assigns a target amount for each performance measure as well as a threshold amount and a maximum amount. Each performance measure is assigned a percentage share of the annual incentive compensation. If the target is satisfied, 100% of the weighted percentage attributable to the performance measure is assigned to that measure. Performance below the threshold for any performance measure results in no percentage being attributed to that performance measure; and performance above the maximum for any performance measure is subject to a cap in the percentage assigned to that measure. We interpolate the percentage assigned to a performance measure if the performance is between the threshold and the target, or between the target and the maximum. The performance measures for Mr. Rand, Ms. Hendricks, and Mr. Lisenby are based exclusively on corporate-wide performance. For Mr. Boguski and Mr. Shook, 55% of their performance measures are based on corporate wide performance with the remaining 45% being based on performance measures relating to their respective operating division, the Specialty P&C in the case of Mr. Boguski and Workers’ Compensation in the case of Mr. Shook. The targets for annual incentive compensation for each of the Named Executive Officers for 2021 and the performance measures and their assigned percentages are described under “Executive Compensation —Annual Incentive Compensation” beginning on page 29 of this proxy statement. The threshold, target and maximum goals for each of the performance criteria in 2021 and the credit given for each of the corporate performance criteria are set forth below.

			Performance		Credit
Performance Criteria	2021 Threshold	2021 Target	2021 Maximum	2021 Actual	2021 Target Percentage(1)	2021 Achieved Percentage(2)
Operating Return on Equity	1.0%	2.0%	8.0%	5.8%	30%	39.5%
Consolidated Combined Ratio	106%	104%	96%	104.8%	30%(3)	21%(4)
Expense Management	4.6%	4.1%	3.6%	Above 4.6%	15%(5)	0%
Individual Performance(6)	—	—	—	—	25%	33.75%
Specialty P&C
Combined Ratio	107%	105%	97.0%	104.2%	30%	31.5%(7)
Rate Change	6.5%	9.8%	13.1%	7.4%	15%	6.8%
Workers’ Compensation
Combined Ratio	100%	93.4%	83.6%	98.3%	35%	15.5%(8)
SPC Income	$1,026,000	$1,800,000	$2,517,000	$2,700,000	10%	15%

(1)

The target percentage for Operating Return on Equity is applicable to all NEOs, and 25% of the annual incentive award for all NEOs was determined based on an Individual Performance metric. The target percentages for Consolidated Combined Ratio and Expense Management are applicable to Ms. Hendricks and Mr. Lisenby, and the applicable target percentages for Mr. Rand are 45% for Consolidated Combined Ratio and 0% for Expense Management. The Specialty P&C metrics and targets apply only to Mr. Boguski, and the Workers’ Compensation metrics and targets apply only to Mr. Shook. For 2021, Mr. Boguski received a contractual bonus equal to 50% of salary in addition to variable incentive payment with target value equal to 50% of salary.

(2)

The total weighted percentages of the performance measures for each of the Named Executive Officers was as follows: Mr. Rand — 104.75%; Mr. Lisenby — 94.25%; Ms. Hendricks — 94.25%; Mr. Boguski — 111.59%; Mr. Shook — 103.75%.

(3)	The target percentage is 45% for the Chief Executive Officer.

(4)	The achieved percentage is 31.5% for the Chief Executive Officer as the target percentage for the Chief Executive Officer is 45%.

(5)	The target percentage is not applicable for the Chief Executive Officer.

(6)

For this criteria, the Named Executive Officers are evaluated by the Compensation Committee based on several factors as discussed in the Compensation Discussion and Analysis beginning on page__ of this proxy statement.

(7)

The total weighted percentage for Specialty P&C Line-of-Business Metrics was 85.2%. This was 45% of the annual incentive for the Specialty P&C President, resulting in final achieved percentage of 38.3%.

(8)

The total weighted percentage for Workers Comp Line-of-Business Metrics was 67.8%. This was 45% of the annual incentive for the Workers’ Compensation President, resulting in final achieved percentage of 30.5%.

The annual incentive compensation paid to the Named Executive Officers in 2022 for 2021 is reflected in the Summary Compensation Table. The annual incentive compensation comprised the following percentages of base salary as of the end of 2021 of the Named Executive Officers: Mr. Rand — 125.7%; Mr. Lisenby — 84.8%; Ms. Hendricks — 84.8%; Mr. Boguski — 105.8%; Mr. Shook — 93.4%. The Annual Incentives Awards were paid in cash, except that Ms. Hendricks received 4,273 shares.

Equity Incentive Plan Awards. The Compensation Committee has granted performance shares to the Named Executive Officers and our senior executives. The performance shares are included in the Grants of Plan-Based Awards table as Estimated Future Payments under “Equity Incentive Plan Awards.”

In 2021, the Board of Directors, on the recommendation of the Compensation Committee, granted performance shares to the Named Executive Officers. The performance criteria are described in the discussion under “Executive Compensation — Long-term Incentive Compensation” on page 32 of this proxy statement. The performance shares are payable if any of the performance criteria are met during the three year period ending December 31, 2023, except that performance shares are payable at the target level upon the participant’s death or disability and are payable upon the participant’s retirement or termination for good reason after the year of grant if the performance level has been achieved for the last year prior to the participant’s termination with such award to be prorated based on the time the participant is employed during the performance period.

All Other Stock Awards. The shares reflected in the table under All Other Stock Awards include RSUs that are granted as matching grants under the 2011 Stock Ownership Plan and that are granted as a component of long term incentive compensation. As described in the discussion under “Executive Compensation — Long-term Incentive Compensation,” in 2021, the Board of Directors, on the recommendation of the Compensation Committee, certified RSUs for payment.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Stock Awards
	Option Awards					Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date

Edward L. Rand, Jr.	— — — —	— — — —	— — — —	— — — —	— — — —	2/22/19-5,721 7/1/19-55,157 2/21/20-14,526 2/23/21-19,301	144,741 1,395,472 367,508 488,315	2/22/19-5,720 — 2/21/20-14,526 2/23/21-19,301	144,716 — 367,508 488,318

Dana S. Hendricks	— — —	— — —	— — —	— — —	— — —	2/22/19-1,716 2/21/20-3,823 2/23/21-7,110	43,415 96,772 179,883	2/22/19-1,716 2/21/20-3,823 2/23/21-7,111	43,415 96,722 179,907

Michael L. Boguski	— — —	— — —	— — —	— — —	— — —	2/22/19-27,460 2/21/20-6,498 2/23/21-8,634	694,738 164,399 218,440	2/22/19-4,576 2/21/20-6,498 2/23/21-8,635	115,773 164,399 218,458

Kevin M. Shook	— — —	— — —	— — —	— — —	— — —	2/22/19-5,435 2/21/20-6,116 2/23/21-8,126	137,506 154,735 205,588	2/22/19-3,164 2/21/20-6,116 2/23/21-8,127	79,594 154,735 205,607

Jeffrey P. Lisenby	— — —	— — —	— — —	— — —	— — —	2/22/19-4,291 2/21/20-6,116 2/23/21-8,126	108,562 154,735 205,588	2/22/19-4,290 2/21/20-6,116 2/23/21-8,127	108,537 154,735 205,607

(1)

The Stock Awards not vested reflect the number of RSUs granted as long term incentive compensation. The RSUs are denominated in shares of Common Stock but no shares are issued on the date of grant. Each RSU is payable in cash and shares of Common Stock in an amount equal to the market value of a share of Common Stock on the date of vesting. RSUs vest three years after the date of grant if the grantee is continuously employed by ProAssurance or a subsidiary unless vesting is accelerated upon a change of control of ProAssurance or upon termination of employment by reason of death, disability or good reason.

(2)

The Equity Incentive Plan Awards reflect the performance shares granted under the 2014 Equity Incentive Plan. The performance shares vest if ProAssurance achieves performance criteria discussed under “Executive Compensation — Long-term Incentive Compensation” on page 32 of this proxy statement during the three year period commencing on the date of grant, except that performance shares are payable at the target level upon the participant’s death or disability and are payable upon the participant’s retirement or termination for good reason after the year of grant if any of the performance criteria has been achieved for the last year prior to the participant’s termination with such award to be prorated based on the time the participant is employed during the performance period. The number of unearned performance shares assumes the Named Executive Officer will earn the target number of performance shares.

OPTION EXERCISES AND STOCK VESTED(1)

(During Last Completed Fiscal Year)

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Edward L. Rand, Jr.	—	—	— 3,886	(1)	— 95,634
Dana S. Hendricks	—	—	— 1,253	(1)	— 30,836
Michael L. Boguski	—	—	— 3,886	(1)	— 95,634
Kevin M. Shook	—	—	— 2,590	(1)	— 63,740
Jeffrey P. Lisenby	—	—	— 3,886	(1)	— 95,634

(1)

Performance shares were granted to executive officers in 2019. As discussed previously on page 27, operational performance was below the threshold level for payment of performance shares, and those awards were certified to have no value.

(2)

These “shares acquired on vesting” consist of RSUs previously granted under the 2014 Equity Incentive Plan that vested in 2021 upon satisfaction of the restricted period. The value realized reflects the market price of the vested shares on the date of vesting. RSUs were paid in shares of Common Stock net of the cash required for withholding.

NON-QUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Edward L. Rand, Jr.	$61,490	$32,385	$405,554	—	$2,184,792
Dana S. Hendricks	$21,077	$6,577	$1,526	—	$29,180
Michael L. Boguski	$22,100	$17,111	$47,917	—	$384,913
Kevin M. Shook	$8,060	$6,869	$22,661	—	$166,430
Jeffrey P. Lisenby	$9,131	$8,327	$69,713	—	$535,869

(1)	Registrant contributions are included in “Other Compensation” to Executives in the Summary Compensation Table.

Effective January 1, 2005, we adopted the Executive Nonqualified Excess Plan of ProAssurance Group (the “Deferred Compensation Plan”), for the benefit of eligible employees and directors. The employees eligible to participate in the plan are Vice Presidents and above of ProAssurance and any other employees whose annual compensation exceeds the dollar limit that applies to the definition of “highly compensated employee” found in the Internal Revenue Code (which was $130,000 in 2021).

Under the Deferred Compensation Plan, an eligible employee may elect to defer up to 75% of his or her base salary. A director may elect to defer up to 100% of his or her director fees or other cash compensation. Effective January 1, 2006, we amended our Deferred Compensation Plan to provide for additional matching employer contributions on behalf of employees whose base compensation exceeds our qualified plan’s compensation limit. For these employees, we match salary reductions in an amount up to 5% of the amount by which their base compensation exceeds the compensation limit.

Deferred amounts are contributed to the Deferred Compensation Plan and contributions are credited with deemed investment earnings as if they were invested in one or more designated mutual funds pursuant to an investment election made by the participants as of the date of deferral. Distributions under the plan are made upon termination of employment or service, death, disability, or upon a change of control. Distributions are made in a lump sum or annual installments over a period not exceeding 10 years as elected by the participant. A separate distribution election can be made with respect to each year’s deferrals and matching contributions.

Employment and Severance Agreements

We entered into a new employment agreement with Edward L. Rand, Jr. when he became our Chief Executive Officer on July 1, 2019. Mr. Rand has the following rights and benefits under that agreement:

•	a term expiring July 1, 2024, with one year renewal periods if the agreement is not terminated;

•	a minimum base salary of $900,000 subject to annual increases at the discretion of the Board of Directors;

•

annual incentive compensation with a target level not less than 120% of base salary, to be based on performance criteria established by the Board of Directors consistent with the criteria for other senior executive officers;

•	one-time award of restricted stock units with a grant date value of not less than $2 million to vest over five years;

•	annual long-term equity award with grant date value not less than $750,000;

•	perquisites consistent with those provided to the prior Chief Executive Officer, including without limitation, up to 50 hours of personal use on the corporate airplane; and

•	severance payments upon a termination of employment and payments upon a change of control as discussed in more detail under the caption “Payments on Termination and Change of Control.”

We entered into a Release and Severance Compensation Agreement with Dana S. Hendricks, our Chief Financial Officer, effective September 1, 2018, with Jeffrey P. Lisenby, our General Counsel, effective January 1, 2008, and with Kevin M. Shook, President of Workers’ Compensation, effective May 13, 2019, each of which provide for severance payments upon a termination of employment and payments upon a change of control, as discussed in more detail under the caption “Payments on Termination and Change of Control.”

In connection with our acquisition of Eastern Insurance Holdings, Inc. on January 1, 2014, we agreed to pay Michael L. Boguski a retention bonus in total amount of $1,200,000 payable in four equal installments of $300,000 with each installment payment being conditioned upon his employment on the installment payment date. Similarly, we agreed to pay Mr. Shook a retention bonus in total amount of $600,000 payable in four installments as follows — $100,000 in each of the first two years of employment, and $200,000 in each of the next two years of employment. We have paid both Mr. Boguski and Mr. Shook all four installments. Mr. Boguski and Mr. Shook each also agreed to a covenant not to compete that prohibits them from competing with Eastern’s workers’ compensation insurance business for three years after termination of employment (reduced to two years after the initial term). In exchange for the covenant not to compete, Mr. Boguski was entitled to an additional sum of $600,000 payable in monthly installments during the three years following the initial term, subject to forfeiture only if Mr. Boguski’s employment was terminated for cause during the payment period or he violated the noncompetition covenant. Through December 31, 2021, we have paid Mr. Boguski the total sum of $600,000 toward the compensation for his noncompetition covenant; therefore, there are no remaining payments to be made. Mr. Shook was entitled to an additional sum of $300,000 payable in monthly installments during the three years following the initial term, subject to forfeiture only if Mr. Shook’s employment was terminated for cause during the payment period or he violated the noncompetition covenant. Through December 31, 2021, we have paid Mr. Shook the total sum of $300,000 toward the compensation for his noncompetition covenant; therefore, there are no remaining payments to be made.

As a result of Mr. Boguski’s new duties as President of our Specialty P&C Segment effective May 13, 2019, we entered into a new agreement providing that his annual non-equity incentive compensation target will be set at 100% of base salary, and payment of an award in that amount was guaranteed for 2019. For 2020 and 2021, a portion of the annual incentive award was in the form of a contractual bonus and the remainder was based on achievement of performance metrics established by our Compensation Committee. For 2022 and after, the annual incentive award will be entirely based on achievement of annual performance metrics. In addition, Mr. Boguski received a one-time equity compensation grant with a three-year vesting period and grant-date value of $1,000,000.

Payments on Termination and Change of Control

We have agreements with Mr. Rand and our other Executive Officers that provide severance benefits if we terminate their employment for cause or if they voluntarily terminate their employment for “good reason.” They may assert good reason for, among other reasons, a material reduction in compensation or position or change in location of employment.

Mr. Rand is entitled to severance benefits under his employment agreement if we terminate his employment without cause or he terminates his employment for good reason. In such event, Mr. Rand will be entitled to severance compensation in an amount equal to two times his then current base salary, and two times the average annual incentive compensation paid to him for the prior three years (for at least two times the target level bonus). Mr. Rand is not entitled to be paid severance compensation on a change of control of ProAssurance unless he terminates his employment for good reason or his employment is terminated without cause after the change of control. He may terminate for good reason if there is a material reduction in his position as chief executive officer within two years after the change of control. Mr. Rand is not entitled to be reimbursed for any excise tax imposed on his severance compensation as an excess parachute payment under Internal Revenue Code Sections 280G and 4999.

Each of Ms. Hendricks, Mr. Lisenby, and Mr. Shook is entitled to severance compensation in an amount equal to each executive’s current base salary and an amount equal to the average annual incentive compensation paid to such executive for the prior three years if we terminate the executive’s employment without cause or the executive terminates her or his employment for good reason. The severance compensation is doubled for termination of employment by ProAssurance without cause or by the Executive for good reason following change in control.

The Employment Agreement with Mr. Boguski includes an obligation to pay severance compensation if we terminate Mr. Boguski without cause or he terminates for good reason. The amount of severance compensation is equal to the sum of all base salary due for the reminder of the contract term plus target level incentive compensation for the remainder of the contract term, provided that for purposes of this calculation, the reminder of the contract term, shall not exceed three years. Mr. Boguski will be entitled to at least two times the sum of his annual base salary and target incentive compensation if he terminates his employment for good reason or he is terminated without cause after a change of control that occurs during the term of his Employment Agreement.

Each of the agreements with Messrs. Rand, Boguski, Lisenby, and Shook and Ms. Hendricks require the terminated executive to release us from all claims relating to his employment as a condition to the provision of severance benefits. These agreements also include a covenant not to compete that extends for a period one to three years depending upon the multiple used for determining the amount of severance compensation, e.g. if severance compensation is two times the sum of salary and average incentive compensation, the restricted period is two years. The severance compensation is payable in equal monthly installments over the duration of the restricted period. If an executive violates the covenant not to compete, we may terminate future installment payments of severance compensation.

On December 1, 2010, our Board of Directors adopted resolutions directing ProAssurance and its subsidiaries not to execute any new agreements with executive officers that require a “single trigger” for the payment of severance benefits upon a change of control and that provide for a “gross up” for the excise tax imposed on excess parachute payments under Internal Revenue Code Sections 280G and 4999. The Board’s action does not change, alter or amend any employment agreements in effect at the time of the adoption of the resolutions. The Severance Agreement with Mr. Lisenby continues to include the “gross up” provision because it was in effect at the time the Board adopted these policies.

The following table sets forth the amounts payable to the Named Executive Officers upon termination of their employment by reason of retirement or voluntary termination, death or disability, involuntary termination (termination by ProAssurance without cause and by the executive for good reason) and upon a change of control. The table assumes payment as if the termination of employment or change of control occurred on December 31, 2021:

	Retirement or Voluntary Termination	Death or Disability	Involuntary Termination(1)	Involuntary Termination After Change of Control(1)	Change of Control
	$	$	$	$	$
Edward L. Rand, Jr.
Cash Severance-Annual Salary	—	—	1,881,810	1,881,810	—
Cash Severance-Average Annual Incentive	—	—	2,258,172	2,258,172	—
Equity Compensation Vesting(2)	1,607,459	3,396,578	1,607,459	3,396,578	3,396,578
Deferred Compensation(3)	1,678,813	1,678,813	1,678,813	1,678,813	1,678,813
Medical Benefits	—	—	49,624	49,624	—
Outplacement Services	—	—	—	—	—

TOTAL	3,286,272	5,075,391	7,475,878	9,264,997	5,075,391
Dana S. Hendricks
Cash Severance-Annual Salary	—	—	428,000	856,000	—
Cash Severance-Average Annual Incentive	—	—	206,334	412,667	—
Equity Compensation Vesting(2)	248,305	640,063	248,305	640,063	640,063
Non-Compete	—	—	—	—	—
Deferred Compensation(3)	8,103	8,103	8,103	8,103	8,103
Medical Benefits	—	—	25,212	37,818	—
Outplacement Services	—	—	10,000	10,000	—

TOTAL	256,408	648,166	925,954	1,964,651	648,166
Michael L. Boguski
Cash Severance-Annual Salary	—	—	1,903,125	1,903,125	—
Cash Severance-Average Annual Incentive	—	—	1,903,125	1,903,125	—
Equity Compensation Vesting(2)	974,524	1,576,208	974,524	1,576,208	1,576,208
Non-Compete	—	—	—	—	—
Deferred Compensation(3)	247,122	247,122	247,122	247,122	247,122
Medical Benefits	—	—	32,072	32,072	—
Outplacement Services	—	—	—	—	—

TOTAL	1,221,646	1,823,330	5,059,968	5,661,652	1,823,330
Kevin M. Shook
Cash Severance-Annual Salary	—	—	428,838	857,676	—
Cash Severance-Average Annual Incentive	—	—	348,583	697,166	—
Equity Compensation Vesting(2)	400,837	937,764	400,837	937,764	937,764
Non-Compete	—	—	—	—	—
Deferred Compensation(3)	126,130	126,130	126,130	126,130	126,130
Medical Benefits	—	—	25,212	37,818	—
Outplacement Services	—	—	10,000	10,000	—

TOTAL	526,967	1,063,984	1,339,600	2,666,554	1,063,894
Jeffrey P. Lisenby
Cash Severance-Annual Salary	—	—	459,638	919,276	—
Cash Severance-Average Annual Incentive	—	—	229,611	459,222	—
Equity Compensation Vesting(2)	371,893	937,764	371,893	937,764	937,764
Deferred Compensation(3)	344,282	344,282	344,282	344,282	344,282
Medical Benefits	—	—	14,886	22,330	—
Outplacement Services	—	—	10,000	10,000	—
280G Gross Up	—	—	—	—	—

TOTAL	716,175	1,282,046	1,430,310	2,692,874	1,282,046

(1)

Reflects the maximum amount that can be paid upon involuntary termination of employment. If the executive terminates for good reason, the executive is entitled to cash severance, the executive’s account in the Deferred Compensation Plan, pro rata vesting of unpaid RSUs based on months of service during the restricted period, and pro rata vesting of performance shares based on months of services during the performance period and to the extent earned based on performance criteria as of the prior December 31. If we terminate the executive without cause, the executive is only entitled to cash severance and the executive’s account in the Deferred Compensation Plan. If we terminate the executive for cause, the executive is only entitled to the executive’s account in the Deferred Compensation Plan. See Note (4) for a description of additional payments to Mr. Boguski under his Retention and Severance Compensation Agreement.

(2)

The value of the acceleration of equity compensation benefits is calculated to reflect our accounting expense for the unvested performance shares and stock awards that have not been earned for financial reporting purposes. The value of the unvested awards is based on the market value of a share of Common Stock of $25.30 based on the closing price on the NYSE on December 31, 2021 (the last trading day of 2021). We calculated the number of shares based on the target achievement levels since the unvested performance shares and stock awards have not been earned yet; therefore, it is possible that the actual amounts could be higher or lower, or that the performance criteria is not achieved so that no amount is payable. We disclose the threshold, target and maximum achievement levels in the table under the caption “Grants of Plan-Based Awards” on page 38 of this proxy statement.

(3)

Reflects the employer contributions that we contributed, or are earned as of December 31, 2021 and due to be contributed, for the account of the executive under the Deferred Compensation Plan and all earnings (losses) that have accrued on the executive’s account. The executives will be entitled to return of the contributions contributed to the plan as a deferral of executive’s then current compensation. The amount in the table excludes benefits that are payable upon retirement under our qualified retirement plan.

(4)	In the event of involuntary termination, Mr. Boguski would be entitled to three (3) times his target bonus which is 100% of base compensation.

DIRECTOR COMPENSATION

(During Last Completed Fiscal Year)

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Non- Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Kedrick D. Adkins Jr	92,125	61,000	—	—	—	153,125
Bruce D. Angiolillo	124,250	61,000	—	—	—	185,250
Samuel A. Di Piazza	103,000	61,000	—	—	—	164,000
Scott C. Syphax	45,000	61,000	—	—	—	106,000
Maye Head Frei	85,500	61,000	—	—	—	146,500
M. James Gorrie	78,167	61,000	—	—	—	139,167
Ziad R. Haydar	85,000	61,000	—	—	—	146,000
Frank A. Spinosa	87,375	61,000	—	—	—	148,375
Katisha T. Vance.	89,833	61,000	—	—	—	150,833
Thomas A. S. Wilson, Jr.	100,583	61,000	—	—	—	161,583
Fabiola Cobarrubias	53,750	61,000				114,750
Stancil Starnes	625,000	—	—	—	47,663	672,663

Non-management directors received an annual retainer of $70,000 in 2021. In addition to this annual retainer, the Chairman of the Audit Committee received an additional annual retainer of $20,000 in 2021; the other members of the Audit Committee received an additional annual retainer of $12,500 in 2021. The Chairman of the Compensation Committee received an additional annual retainer of $12,500 in 2021. The Lead Director received an additional retainer of $15,000 in 2021. The Chairman of the Nominating/ Corporate Governance Committee received an additional retainer of $10,000 in 2021.

Non-management directors also received meeting fees in the amount of $2,000 for each day the director attends a board meeting and $1,500 for attendance at committee meetings that are not held on the same day as board meetings (each meeting fee is increased by $1,000 for non-management directors who are required to travel to the meeting). Audit Committee members will receive a fee for attending committee meetings that are held on the same day as board meetings.

As Executive Chairman of the Board, Mr. Starnes is an at-will employee of ProAssurance. At the time of his transition from Chief Executive Officer to Executive Chairman on July 1, 2019, there were approximately three years remaining on his CEO employment contract, which Mr. Starnes voluntarily terminated. His compensation as Executive Chairman is reviewed and approved by the Compensation Committee and the Board of Directors. Since his transition to Executive Chairman, he has not received any new grants of equity compensation and is not eligible for annual incentive compensation.

Our Board of Directors has adopted the ProAssurance Corporation Director Deferred Stock Compensation Plan to facilitate director stock compensation approved by the Compensation Committee. If granted by the Compensation Committee, the stock compensation is payable in whole shares of our Common Stock with a total value not to exceed the amount fixed by the Compensation Committee. The award is calculated using the NYSE closing price of a share of our Common Stock on the date of our annual meeting. In 2021, the amount fixed by the Compensation Committee for the stock award for each director was $61,000. Shares are payable from the shares reserved for issuance under the 2014 Equity Incentive Plan.

Under the terms of the Director Deferred Stock Compensation Plan, our directors may elect either to receive the shares of Common Stock currently or to defer the receipt of the shares until their service as a director has ended. Cash dividends accumulate on the shares of Common Stock credited to the accounts of the directors and are applied toward the acquisition of additional shares of Common Stock for the account of the director. The accumulated dividends are used to acquire whole shares of Common Stock at the price of a share on the date of the payment of the dividend. Any amount not applied to the acquisition of the shares is retained in each director’s account and accumulated with future dividends on the shares credited to the director’s account. The amount so accumulated is to be applied to the acquisition of shares of Common Stock on date of the next dividend payment until the shares are distributed. Subject to approval by the Board of Directors, a director may request that the Company purchase the shares granted and accumulated under the plan at the time the director terminates his or her service on the Board.

Risk Management in Relation to Compensation Policies and Practices

Short term incentive compensation as well as long-term incentive compensation for the executive officers and key employees of ProAssurance is provided under guidelines established under incentive plans approved by our stockholders and reviewed annually by the Compensation Committee.

The performance objectives used to measure achievement under these incentive compensation plans involve a mix of performance measures that are commonly used by public companies in the insurance industry, which include the following: return on equity; weighted combined ratio; written premiums; expense management; CAGR/growth in book value; and stock performance against a nationally recognized index. These performance measures are weighted with the intent that a balance among the various measures is required to achieve maximum incentive compensation, thereby avoiding undue focus on any one of the objective criteria. A description of the performance measures used in our incentive plans is included in this proxy statement under the caption “Executive Compensation — Compensation Discussion and Analysis” beginning on page 36.

Our Compensation Committee analyzes the risks inherent in our incentive compensation plans in connection with its evaluation of the incentive compensation to be awarded to our key employees. As part of its duties as the Compensation Committee’s independent compensation consultant, Total Compensation Solutions, assists the Compensation Committee in its evaluation of the risks associated with our incentive compensation plans. Based on information provided by Total Compensation Solutions and its own analysis, the Compensation Committee has determined that the goals and incentives used in our incentive compensation plans are reasonable; are related to the sound financial management of ProAssurance and its subsidiaries; are generally consistent with past practice and industry practices; and do not present unnecessary or excessive risk that could threaten the value of ProAssurance in any material respect.

While all of our executive officers are compensated through the mixture of base salary, short-term incentive compensation and long-term incentive compensation as described under the caption “Executive Compensation — Compensation Discussion and Analysis” beginning on page 36 of this proxy statement, we have a limited number of employees who are directly engaged in sales activity and receive a significant portion of their compensation in the form of commission payments for new and renewal business. The payment of commissions based solely on the production of business presents a risk of writing unprofitable business in order to obtain a commission. This risk is mitigated by the fact that the decision as to whether business will be written is made by our underwriting staff whose compensation is not commission based and whose incentive compensation, if any, is based on multiple performance measures under one or more of our previously described incentive plans.

We recognize that the performance measures under our incentive compensation plans are predominantly based on the financial information included in our financial statements and reports. There is a risk that incentive compensation could be paid based on erroneous financial information if our financial statements should be found to be inaccurate in any material respect. In December 2010 our Board of Directors adopted a recoupment (“clawback”) policy pursuant to which our executives must agree to pay back incentive compensation to the extent that such compensation is based on incorrect financial information derived from financial statements that are subsequently required to be restated.

Pay Ratio Disclosure

As required by the Dodd-Frank Act and SEC Regulation S-K, we are providing the following information about the relationship between the annual total compensation of our CEO, Mr. Rand, and the median of the annual total compensation of our employees for 2021 (our “CEO pay ratio”). Our CEO pay ratio information is a reasonable good faith estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

The ratio of the annual total compensation of Mr. Rand to the median of the annual total compensation of our employees for 2021 was 31.8 to 1. This ratio was based on the following:

•	the annual total compensation of Mr. Rand for 2021, as set forth in the Summary Compensation Table, was $3,149,575; and

•	the median of the annual total compensation of all of our employees (other than Mr. Rand), determined in accordance with Item 402(u) of Regulation S-K, was $99,128.

For purposes of the above CEO pay ratio disclosure, we were required to identify a “median employee” based on our entire workforce, without regard to their location, compensation arrangements or employment status (full-time versus part-time). The “median employee” was determined by identifying the employee whose compensation was at the median of the compensation of our employee population (other than our CEO). The methodology and the material assumptions and estimates that we used to identify the median of the compensation of our employee population were as follows:

Employee Population: We determined that, as of December 31, 2021, the date we selected to identify the “median employee,” our employee population consisted of 1,109 individuals (other than the CEO) working for ProAssurance Corporation and our consolidated subsidiaries, with all of these individuals located in the United States.

Compensation Measures Used to Identify the Median Employee: For purposes of measuring the compensation of our employees to identify the “median employee,” we utilized base salary / wages and overtime pay, plus cash incentive compensation (annual bonus), commissions, or other cash compensation earned for individual and corporate performance in 2021. We annualized the compensation of employees to cover the full calendar year and treated new hires as if they were hired at the beginning of the year, as permitted by applicable SEC rules and regulations. We did not make any cost-of-living adjustments. We then added the grant-date value of any long-term equity awards made in 2021, plus employer contributions to our qualified retirement plan in 2021, plus the actual value of company-paid benefits (including company-paid premiums for health, dental, life, and disability insurance and any company contribution to health savings accounts). Using this methodology, in accordance with Item 402(c)(2)(x) of Regulation S-K, we determined that the “median employee” was an employee with total compensation of $99,128 earned for the year ended December 31, 2021.

OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

We have no present knowledge of any other matters to be presented at the annual meeting. If any other matters should properly come before the annual meeting, or any adjournment or postponement thereof, it is the intention of the persons named in the accompanying Proxy to vote such Proxy in accordance with their best judgment.

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

Owners of More than 5% of Our Common Stock

Stockholders	Amount & Nature of Beneficial Ownership(1)	Percent of Class(1)
BlackRock, Inc.(2)	7,915,918	14.66%
55 East 52nd Street
New York, New York 10055

The Vanguard Group, Inc.(3)	5,806,527	10.76%
100 Vanguard Blvd.
Malvern, Pennsylvania 19355

T Rowe Price Associates, Inc.(4)	2,976,937	5.51%
100 E. Pratt Street
Baltimore, Maryland 21202

(1)	Based solely on ownership information reported in the filings on Schedule 13G detailed below.

(2)

In a Schedule 13G filed with the SEC, BlackRock, Inc., a parent holding company, disclosed that, as of December 31, 2021, it had sole voting power with respect to 7,811,806 shares of Common Stock and sole dispositive power with respect to 7,915,918 shares of Common Stock.

(3)

In a Schedule 13G filed with the SEC, The Vanguard Group, Inc., an investment adviser, disclosed that, as of December 31, 2021, it had sole voting power with respect to 0 shares of Common Stock, shared voting power with respect to 42,911 shares of Common Stock, sole dispositive power with respect to 5,717,494 shares of Common Stock and shared dispositive power with respect to 89,033 shares of Common Stock.

(4)

In a Schedule 13G filed with the SEC, T. Rowe Price Associates, Inc., an investment adviser, disclosed that, as of December 31, 2021, it had sole voting power with respect to 1,027,699 shares of Common Stock, shared voting power with respect to 0 shares of Common Stock, sole dispositive power with respect to 2,976,937 shares of Common Stock and shared dispositive power with respect to 0 shares of Common Stock.

Ownership by Our Directors and Executive Officers

The following table sets forth, as of March 28, 2022, information regarding the ownership of Common Stock by:

•	our executive officers named in the Summary Compensation Table under “Executive Compensation,” which we refer to as the “Named Executive Officers;”

•	our directors and director nominees; and

•	all of our directors and executive officers as a group.

Stockholders	Amount & Nature of Beneficial Ownership(1)	Percent of Class
Directors
Kedrick D. Adkins Jr.	10,285	*
Bruce D. Angiolillo.	12,914	*
Samuel A. Di Piazza, Jr.	22,199	*
Fabiola Cobarrubias	2,571	*
Maye Head Frei.	8,612	*
M. James Gorrie	24,269	*
Ziad R. Haydar	17,753	*
Edward L. Rand, Jr.(2)	139,283	*
Frank A. Spinosa	19,492	*
Scott C. Syphax	2,571	*
Katisha T. Vance	11,439	*
Thomas A. S. Wilson, Jr.	22,269	*
William Stancil Starnes	210,367	*

Other Named Executive Officers
Dana S. Hendricks	10,511	*
Michael L. Boguski	52,234	*
Kevin M. Shook	21,673	*
Jeffrey P. Lisenby	66,552	*

All Directors, Director Nominees and Executive Officers as a Group (16 Persons)	654,994	1.2%

*	Less than 1%.

(1)

Except as otherwise indicated, the persons named in the above table have sole voting power and investment power with respect to all shares of Common Stock shown as beneficially owned by them. The information as to the beneficial ownership of Common Stock has been furnished by the respective persons listed in the above table. The information excludes restricted stock units and performance shares granted to executive officers that are unvested. No executive officer holds unexercised stock options.

(2)	Shares are held in a joint brokerage account for Mr. Rand and his spouse.

TRANSACTIONS WITH RELATED PERSONS

Our Code of Ethics and Conduct addresses conflicts of interest that arise when an employee or member of his or her family receives a personal benefit in a transaction involving ProAssurance or a subsidiary. Generally, employees are required to report any situation involving an actual or potential conflict of interest to ProAssurance for a determination of whether it involves a permissible conflict of interest. The Code of Ethics and Conduct provides specific guidance as to the following situations:

•

Employees are prohibited from (i) taking for themselves personally opportunities that are discovered through the use of ProAssurance’s information or position, (ii) using ProAssurance’s property, information or position for personal gain and (iii) competing with ProAssurance.

•

If ProAssurance or a subsidiary does business or considers doing business with a company in which an employee or member of his or her family is employed or has a material financial or other interest, the employee must disclose the interest to his or her supervisor if he or she is aware of the proposed business relationship and refrain from participating in the approval process.

•

If an employee participates in religious, charitable, educational or civic activities, good judgment must be exercised to abstain from involvement in activities which would present a conflict of interest or interfere with responsibilities to or the reputation of ProAssurance.

The Nominating/Corporate Governance Committee has adopted the Procedures for Evaluation of Reportable Related Party Transactions. The procedures provide a framework for evaluating any transaction that the Company determines would be required to be publicly disclosed by Item 404(a) of Regulation S-K, and apply to directors, nominees for directors, executive officers and certain persons related to any of the foregoing (related parties). The procedures are administered by the Company’s general counsel acting as Corporate Compliance Officer. The general counsel monitors compliance and reviews annually a completed questionnaire from each director, nominee for director and executive officer that sets forth certain business and other affiliations that relate to the business and activities of the Company. The general counsel reports any related party transaction he becomes aware of to the Nominating/Corporate Governance Committee. The committee must evaluate the transaction to determine whether it is fair and reasonable to the Company, and should also evaluate the impact the transaction will have on a director’s independence, if applicable.

ProAssurance adopted written policies and procedures for the review, approval or ratification of personal travel on corporate aircraft effective December 1, 2006. Pursuant to the Policies and Procedures for Personal Use of Aircraft, senior executive officers, directors and such other employees of ProAssurance or its subsidiaries as may be designated by the Chief Executive Officer may use the corporate aircraft for personal travel if the aircraft is not otherwise required for business-related travel, upon reasonable notice to the Chief Executive Officer. As used in the Policies and Procedures for Personal Use of Aircraft, personal travel includes travel for entertainment, amusement or recreational purposes as described in Internal Revenue Service Notice 2005-45.

The Compensation Committee of the Board of Directors will establish, after reviewing the cost of the personal travel, the number of flight hours for which the Chief Executive Officer may use the corporate aircraft for personal travel in the succeeding twelve month period without further approval of the Committee. The Compensation Committee has established the number of aggregate flight hours for which all other authorized users may use the corporate aircraft for personal travel during the succeeding twelve months with the approval of the Chief Executive Officer as follows: 50 flight hours for personal travel by the Chief Executive Officer and 20 flight hours for personal travel by other authorized users in the aggregate. The Chief Executive Officer must get the prior approval of the Compensation Committee before approving any personal travel which exceeds the aggregate limit. The Compensation Committee may delegate to any of its members the authority to approve requests for personal travel in excess of established limits. Both the Compensation Committee and the Chief Executive Officer are responsible for applying the Policies and Procedures for Personal Use of Aircraft.

ProAssurance and B&G are members of Hangar 24, LLC, which leases the hangar used by ProAssurance and B&G for their respective aircraft. Hangar 24, LLC is a cost sharing arrangement for the use of the hangar and serves as the payment agent for fuel purchased for each individual aircraft. This relationship is described in the Section titled “Independent Directors” in this Proxy Statement.

Birmingham Hematology & Oncology Associates, LLC, where Dr. Katisha T. Vance is a physician, partner, and Vice-President, purchased medical professional liability insurance from an insurance subsidiary of ProAssurance in 2021-2022. Patient Inpatient Medical Group, where Dr. Cobarrubias is the Chief Executive Officer, purchased medical professional liability insurance from an insurance subsidiary of ProAssurance in 2021-2022. These relationships are described in the Section titled “Independent Directors” in this Proxy Statement.

Lastly, as previously disclosed in our SEC filings, the company has entered into severance agreements with various ProAssurance executives.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Securities Exchange Act requires ProAssurance’s executive officers and directors and persons who beneficially own more than ten percent of ProAssurance’s common shares to file electronically reports of ownership and changes in ownership of such common shares with the SEC and NYSE. These persons are required by SEC regulations to furnish ProAssurance with copies of all Section 16(a) forms they file. Based on ProAssurance’s review of such forms, as well as information provided and representations made by the reporting persons, ProAssurance believes that all of its executive officers, directors and beneficial owners of more than ten percent of its common shares complied with the reporting requirements of Section 16(a) during ProAssurance’s fiscal year ended December 31, 2021.

PROPOSALS OF STOCKHOLDERS

Stockholder Nominations for Directors

Our By-Laws require that a stockholder who desires to nominate directors at an annual meeting of stockholders must give us written notice of his or her intent not later than December 31 in the year preceding the annual meeting, or such other date as may be established by our Board of Directors for a particular annual meeting by prior written notice to the stockholders. The stockholder’s notice must set forth:

•	the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated;

•

a representation that the stockholder is a holder of record at the time of such notice and intends to be a holder of record on the record date for such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•

a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder;

•

such other information regarding each nominee proposed by such stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the Board of Directors solicited proxies for the election of such nominee at the meeting; and

•	the consent of each nominee to serve as a director of ProAssurance if so elected.

Stockholder Proposals for our 2023 Annual Meeting

If you wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with our 2023 annual meeting, you must submit your proposal in proper form (in accordance with the SEC Rule 14a-8), to our Secretary on or before December 31, 2022, in order for the proposal to be considered for inclusion in the proxy statement for the 2023 annual meeting of stockholders. Simply submitting a proposal does not guarantee its inclusion, as the rules of the SEC make clear. The stockholder’s notice must set forth:

•	a brief description of the business desired to be brought before the meeting and the reasons for considering such matter or matters at the meeting;

•	the name and address of the stockholder who intends to propose such matter or matters;

•

a representation that the stockholder has been a holder of record of stock of ProAssurance entitled to vote at such meeting for a period of one year and intends to hold such shares through the date of the meeting and appear in person or by proxy at such meeting to propose such matter or matters;

•	any material interest of the stockholder in such matter or matters; and

•

a description of all understandings or relationships between the stockholder and any other person(s) (naming such persons) with respect to the capital stock of ProAssurance as to the matter specified in the notice.

The notice and any accompanying statement may not exceed 500 words. Stockholders are not permitted to submit proposals for consideration at special meetings.

OTHER MATTERS

Policies on Reporting of Concerns Regarding Accounting and Other Matters and on Communicating with Directors

We have adopted policies for any person, whether or not a stockholder or employee, to report concerns regarding accounting and other matters and to communicate with our lead independent director. Any person who has a concern about the conduct of ProAssurance or any of our people, including with respect to our accounting, internal accounting controls or auditing issues, may, in a confidential or anonymous manner, communicate that concern to the members of the Audit Committee via the internet or telephone by using the EthicsPoint hotline described in the Corporate Governance section on our website at www.ProAssurance.com. Any person may communicate with our lead director, Thomas A. S. Wilson, Jr., by submitting a report clearly marked to his attention through the EthicsPoint hotline. Further information on the procedure for these communications is available in the Corporate Governance section of our website at www.ProAssurance.com.

Important Notice Regarding Delivery of Stockholder Documents

Beneficial owners of Common Stock who share a single address may receive only one copy of the Notice of Internet Availability or the Proxy Materials, as the case may be, unless their broker, bank, trustee or nominee has received contrary instructions from any beneficial owner at that address. This practice, known as “householding,” is designed to reduce printing and mailing costs. If any beneficial stockholder(s) sharing a single address wishes to discontinue householding and receive a separate copy of the Notice of Internet Availability or the Proxy Materials, as the case may be, they may contact Broadridge, either by calling (866) 540-7095, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

A majority of brokerage firms have instituted householding. If your family has multiple holdings in ProAssurance that are held in street name with a broker, you may have received householding notification directly from your broker. If so, please contact your broker directly if you have any questions, if you require additional copies of the proxy statement or annual report, if you are currently receiving multiple copies of the proxy statement and annual report and which to receive only a single copy, or if you wish to revoke your decision to household and thereby receive multiple statements and reports.

Incorporation by Reference

To the extent that this proxy statement is incorporated by reference into any other filing by ProAssurance under the Securities Act of 1933, as amended, or the Exchange Act, the sections of this proxy statement titled “Report of the Compensation Committee,” and “Report of the Audit Committee” (to the extent permitted by the rules of the SEC), as well as any exhibits to this proxy statement, will not be deemed incorporated, unless specifically provided otherwise in such filing.

PROASSURANCE CORPORATION 100 BROOKWOOD PLACE BIRMINGHAM, AL 35209 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET—www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 10:59 p.m. Central Daylight Time on May 23, 2022 for shares held directly and by 10:59 p.m. Central Daylight Time on May 19, 2022 for shares held in Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 10:59 p.m. Central Daylight Time on May 23, 2022 for shares held directly and by 10:59 p.m. Central Daylight Time on May 19, 2022 for shares held in Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D72293-P65890 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY PROASSURANCE CORPORATION For All Withhold All For All Except The Board of Directors recommends you vote FOR the following: To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 1. Election of Directors Nominees: 01) Kedrick D. Adkins, Jr., C. P. A. 02) Bruce D. Angiolillo, J. D. 03) Maye Head Frei 04) Scott C. Syphax The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2. To ratify the appointment of Ernst & Young LLP as independent auditor. 3. Advisory vote on executive compensation. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. D72294-P65890 PROASSURANCE CORPORATION Annual Meeting of Stockholders May 24, 2022 9:00 AM Central Daylight Time This proxy is solicited by the Board of Directors The undersigned stockholder of ProAssurance Corporation, or the “Company,” acknowledges receipt of the Notice of the Annual Meeting of Stockholders and Proxy Statement, each dated April 8, 2022, and the undersigned revokes all prior proxies and appoints Jeffrey P. Lisenby and Lee M. Pope, and each of them, as attorneys and proxies for the undersigned to vote all shares of common stock of the Company which the undersigned would be entitled to vote at the Annual Meeting of Stockholders to be held in the O’Neil Multimedia Room, on the fifth floor of the headquarters of the Company, 100 Brookwood Place, Birmingham, AL 35209, at 9:00 a.m., Central Daylight Time, on Tuesday, May 24, 2022, or at any adjournment, continuation or postponement thereof, and instructs said proxies to vote as indicated on the reverse. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO DIRECTION IS MADE, THE SHARES WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES LISTED HEREIN AS DIRECTORS, FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITOR, FOR THE APPROVAL OF COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS. Continued and to be signed on reverse side